  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1996

                                                 REGISTRATION NO. 333-6095

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            AMENDMENT NO. 1 TO

                                   FORM S-1

                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                        ASSISTED LIVING CONCEPTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEVADA                               93-1148702
    (STATE OR OTHER JURISDICTION OF     (IRS EMPLOYER IDENTIFICATION NUMBER)
    INCORPORATION OR ORGANIZATION)

                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                STEPHEN GORDON
                            CHIEF FINANCIAL OFFICER
                             9955 S.E. WASHINGTON
                                   SUITE 201
                            PORTLAND, OREGON 97216
                                (503) 252-6233
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                              AGENT FOR SERVICE)

                                  COPIES TO:
           GARY OLSON, ESQ.
         SCOTT C. LEWIS, ESQ.               RICHARD S. FORMAN, ESQ.

           LATHAM & WATKINS                   GLENN D. SMITH, ESQ.
                                              STROOCK & STROOCK & LAVAN
   633 WEST FIFTH STREET--SUITE 4000     2029 CENTURY PARK EAST--SUITE 1800
     LOS ANGELES, CALIFORNIA 90071          LOS ANGELES, CALIFORNIA 90067
            (213) 485-1234                         (310) 556-5800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE.

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

                         ASSISTED LIVING CONCEPTS, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

 ITEM NO. AND CAPTION IN FORM S 1               PROSPECTUS CAPTION
 --------------------------------               ------------------
  1.   Forepart of the Registration
       Statement and Outside Front     Facing Page; Cross-Reference Sheet;
       Cover of Prospectus.........    Outside Front Cover Page
  2.   Inside Front and Outside
       Back Cover Pages of Prospec-    Inside Front and Outside Back Cover
       tus.........................    Pages
  3.   Summary Information and Risk    Prospectus Summary; Risk Factors;
       Factors.....................    Selected Financial Data
  4.   Use of Proceeds.............    Use of Proceeds
  5.   Determination of Offering
       Price.......................    Risk Factors; Underwriting
  6.   Dilution....................    Dilution
  7.   Selling Security Holders....    Principal and Selling Stockholders
                                       and Management Ownership
  8.   Plan of Distribution........    Outside Front Cover Page of
                                       Prospectus; Underwriting
  9.   Description of Securities to
       be Registered...............    Description of Capital Stock
 10.   Interests of Named Experts
       and Counsel.................    Legal Matters; Experts
 11.   Information with Respect to     Prospectus Summary; Risk Factors;
       the Registrant..............    Capitalization; Price Range of
                                       Common Stock; Dividend Policy;
                                       Selected Financial Data;
                                       Management's Discussion and Analysis
                                       of Financial Condition and Results
                                       of Operations; Business; Management;
                                       Description of Capital Stock; Legal
                                       Matters; Experts; Available
                                       Information
 12.   Disclosure of Commission
       Position on Indemnification
       for Securities Act
       Liabilities.................    *

- --------
* Omitted from Prospectus because item is inapplicable or answer is in the negative.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 20, 1996

PROSPECTUS

                                1,800,000 SHARES

             [LOGO OF ASSISTED LIVING CONCEPTS, INC. APPEARS HERE]


                                  COMMON STOCK

  All of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), are being sold by Assisted Living Concepts, Inc. (The "Company"). Up to 150,000 additional shares may be sold by certain stockholders of the Company (the "Selling Stockholders") and up to 120,000 shares may be sold by the Company if the Underwriters exercise their over-allotment option. See "Principal and Selling Stockholders" and "Management Ownership" and "Underwriting". The Company will not receive any of the proceeds from the sale of shares, if any, by the Selling Stockholders. The Company's Common Stock is listed on the American Stock Exchange ("ASE") under the Symbol "ALF." On June 18, 1996, the last reported sale price on the ASE of the Common Stock was $21.50 per share. See "Price Range of Common Stock."

 SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF
         CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                    UNDERWRITING
                                         PRICE TO  DISCOUNTS AND   PROCEEDS TO
                                        THE PUBLIC COMMISSIONS(1) THE COMPANY(2)
- --------------------------------------------------------------------------------
Per Share.............................     $            $              $
- --------------------------------------------------------------------------------
Total(3)..............................     $            $              $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting expenses payable by the Company and the Selling
    Stockholders estimated at $   .

(3) The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 270,000 (120,000 and 150,000, respectively) additional shares of Common Stock at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and
    Proceeds to the Selling Stockholders will be $   , $   , $     and $   ,
    respectively. See "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about      , 1996.

                                  -----------

NATWEST SECURITIES LIMITED

                           DEAN WITTER REYNOLDS INC.

                                                               SMITH BARNEY INC.

                  THE DATE OF THIS PROSPECTUS IS JULY  , 1996

                                  [MAP HERE]

  FOR THE UNITED KINGDOM PURCHASERS: THE SHARES MAY NOT BE OFFERED OR SOLD TO PERSONS IN THE UNITED KINGDOM EXCEPT TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESS, OR OTHERWISE IN CIRCUMSTANCES WHICH WILL NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995, AND THIS PROSPECTUS MAY NOT BE PASSED ON TO ANY PERSON IN THE UNITED KINGDOM WHO DOES NOT FALL WITHIN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT OF 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1995 OR WHO IS NOT A PERSON TO WHOM THE PROSPECTUS MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth under "Risk Factors". Unless otherwise indicated, the information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Except for the historical information contained herein, the matters discussed in this Prospectus, such as the number of residences to be opened in 1996, 1997 and 1998 are by their nature forward looking and involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in the Prospectus.

                                  THE COMPANY

  Assisted Living Concepts, Inc. (the "Company") develops, owns, leases and operates assisted living residences, an increasingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and affords an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

  The Company was founded in July 1994 by Dr. Keren B. Wilson, the Company's Chief Executive Officer and President, to develop, own, lease and operate assisted living residences. The Company completed its initial public offering in November, 1994 and immediately began operating five assisted living residences containing an aggregate of 137 units. As of June 17, 1996, the Company owned or leased a total of 43 assisted living residences containing an aggregate of 1,486 units. For the three months ended March 31, 1996, the Company's nine Stabilized Residences (those residences that had been operating for nine months prior to the beginning of the period or had achieved 95% occupancy within the first nine months of operations), had an average occupancy rate of approximately 99% and an average monthly rent of approximately $1,682 per unit. The Company's total residences had an average occupancy rate of approximately 78% and an average monthly rent of approximately $1,595 per unit for the same period. The Company had revenues of $2.8 million, approximately 78% of which were derived from private pay sources, and a net loss of $187,000 for the three months ended March 31, 1996.

  Currently, all of the Company's residences are located in small communities in Oregon, Washington and Texas. Of the 43 residences that had certificates of occupancy as of June 17, 1996, 14 residences (490 units) were owned and 29 residences (996 units) were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in similar communities in Oregon, New Jersey, Texas, Washington, Ohio, Idaho and other states with regulatory and reimbursement climates which it believes are favorable. As of June 17, 1996, the Company had commenced construction on 20 residences (approximately 746 units), had agreed to lease upon completion two residences (66 units) that were being developed by outside developers and had entered into a management agreement to operate one residence (45 units) upon its completion. In addition, the Company has entered into land purchase option agreements for the development of 41 residences. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures for 1996, which relate primarily to the development of new residences, are estimated to total approximately $72 to $88 million, of which approximately $20 million had been spent through March 31, 1996.

  The Company intends to add approximately 50 to 60 residences per year in each of 1996, 1997 and 1998. The principal elements of the Company's operating and growth strategy are to: (i) develop additional residences thereby increasing its market penetration in both existing and targeted markets, (ii) service higher acuity residents and, (iii) pursue joint venture opportunities in ancillary services and residence development. The Company anticipates that a majority of its resident revenues will continue to come from private pay sources. However, the Company believes that locating residences in states with favorable regulatory and reimbursement climates should provide the Company with a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide the Company's private pay residents with alternative sources of income if and when their private funds are depleted and they become Medicaid eligible.

                                  THE OFFERING

Common Stock offered by the Company.........  1,800,000 shares

Common Stock to be Outstanding after the
 Offering (1)...............................  4,813,334 shares

Use of Proceeds.............................  To finance the development and acquisition of additional
                                              assisted living residences and
                                              for working capital and general
                                              corporate purposes.

AMEX Common Stock Symbol....................  ALF
- --------

(1) Does not include 586,666 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan under which options to purchase 424,699 have been granted at a weighted average exercise price of $11.67 per share. See "Management--Stock Option Plan." Also does not include 1,333,333 shares, issuable upon conversion of the Company's 7% Convertible Subordinated Debentures due 2005.

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary financial data should be read in conjunction with the financial statements of the Predecessor and the Company, including the notes thereto, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                    PREDECESSOR                             THE COMPANY
                          ----------------------------------- ----------------------------------------
                                                                                          3 MONTHS
                              YEAR ENDED          11 MONTHS                                 ENDED
                             DECEMBER 31,           ENDED     MONTH ENDED   YEAR ENDED    MARCH 31,
                          ---------------------  NOVEMBER 30, DECEMBER 31, DECEMBER 31, --------------
                          1991    1992    1993       1994       1994(1)        1995      1995    1996
                          -----  ------  ------  ------------ ------------ ------------ ------  ------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $ 999  $1,377  $1,884     $1,841       $  212       $4,067    $  682  $2,750
Operating expenses:
 Residence operating
  expenses..............    712     908   1,090      1,127          125        2,779       449   1,936
 Management fees........     50      69      92         93          --           --        --      --
 Corporate overhead.....    --      --      --         --           152        1,252       231     215
 Building rentals.......    --      --      --         --            42          798       146     560
 Depreciation and
  amortization..........     65      93     132        105           13          296        39     217
                          -----  ------  ------     ------       ------       ------    ------  ------
 Total operating
  expenses..............    827   1,070   1,314      1,325          332        5,125       865   2,928
                          -----  ------  ------     ------       ------       ------    ------  ------
Operating income
 (loss).................    172     307     570        516         (120)      (1,058)     (183)   (178)
Interest (income).......     (5)    (13)    (11)       (12)         (64)        (579)     (180)    (22)
Interest expense (2)....    228     260     320        297            8           96        24      31
                          -----  ------  ------     ------       ------       ------    ------  ------
Net income (loss).......  $ (51) $   60  $  261     $  231       $  (64)      $ (575)   $  (27) $ (187)
                          =====  ======  ======     ======       ------       ------    ------  ------
Net loss per share......                                         $(0.02)      $(0.19)   $(0.01) $(0.06)
                                                                 ======       ======    ======  ======
Weighted average common
 shares outstanding.....                                          3,000        3,000     3,000   3,005
UNAUDITED PRO FORMA DATA (3):
Net income (loss).......  $ (51) $   60  $  261     $  231
Pro forma provision for
 income taxes ..........    --      --       67         85
                          -----  ------  ------     ------
Pro forma net income
 (loss).................  $ (51) $   60  $  194     $  146
                          =====  ======  ======     ======

                                  AT                             AT                   AT
                             DECEMBER 31,          AT       DECEMBER 31,        MARCH 31, 1996
                         -------------------- NOVEMBER 30, ---------------  -----------------------
                          1991   1992   1993      1994     1994(1)  1995    ACTUAL   AS ADJUSTED(4)
                         ------ ------ ------ ------------ ------- -------  -------  --------------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $   88 $  109 $  351    $  299    $13,122 $(5,167) $(6,391)    $30,209
Total assets............  3,156  3,965  4,110     5,699     17,903  53,546   57,394      93,994
Long-term debt,
 excluding current
 portion................  3,052  3,703  3,700     5,266      1,101  24,553   30,350      30,350
Partners' and
 shareholders' equity...     45    105    263       197     16,219  15,644   15,503      52,103

- --------
(1) The Company commenced operating the five initial residences on December 1, 1994.
(2) Includes corporate interest expense of $525,000 and $378,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively; and is net of $11,000, $577,000 and $447,000 of capitalized interest for the one month ended December 31, 1994, the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.
(3) The Predecessor was exempt from U.S. federal and state income taxes as a result of its partnership and subchapter S status. The financial data reflects the income tax expenses that would have been recorded had the Predecessor not been exempt from paying such income taxes. The pro forma financial data includes the effect of the Company adopting SFAS 109.

(4) Gives effect to the receipt of an estimated $36.6 million of net proceeds from the sale of 1,800,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $21.50 per share.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Common Stock offered hereby.

LIMITED OPERATING HISTORY; ANTICIPATED OPERATING LOSSES

  The Company has a limited operating history. The Company incurred a loss of $64,000 for the first full month of operations ended December 31, 1994, a loss of $575,000 for the fiscal year ended December 31, 1995 and a loss of $187,000 for the three months ended March 31, 1996. The Company anticipates that it will incur losses during 1996 as the costs associated with opening new residences and expanding the corporate infrastructure necessary to manage the Company's future operations and to develop new assisted living residences will only be partially offset by operating profits from existing or newly developed residences. There can be no assurance that losses will not continue after 1996. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of the commencement of operations, the aggregate loss may increase by up to an additional $40,000. The Company currently plans to open 50 to 60 residences in 1996, of which 10 were opened during the first quarter of 1996. The Company estimates that the losses to be incurred during 1996 due to opening residences could range from $1.5 million to $3.0 million. The success of the Company's future operations is directly tied to the expansion of its operational base. There can be no assurance that the Company will not experience unforeseen expenses, difficulties, complications and delays in connection with the expansion of its operational base which could have a material adverse effect on the Company's financial condition and results of operations.

NO ASSURANCE AS TO ABILITY TO DEVELOP OR ACQUIRE ADDITIONAL ASSISTED LIVING RESIDENCES

  The Company's prospects for growth are directly affected by its ability to develop and, to a lesser extent, acquire additional assisted living residences. While the Company currently plans to open approximately 50 to 60 residences per year in each of 1996, 1997 and 1998, there can be no assurance that such residences will be completed during this time frame, or, that they will be successful once completed. The success of the Company's growth strategy will depend upon, among other factors, the Company's ability to obtain government licenses and approvals, the Company's ability to obtain financing and the competitive environment for development and acquisitions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending upon the residence, or its operation, and the type of services to be provided. The successful development of additional assisted living facilities will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations. The Company is dependent upon these permits and authorizations to construct and operate its residences and any delay or inability to obtain such permits could adversely affect the results of operations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. There can be no assurance that the Company will be successful in developing or acquiring any particular residence, that the Company's rapid expansion will not adversely affect its operations or that any residence developed or acquired by the Company will be successful. The various risks associated with the Company's development or acquisition of assisted living residences and uncertainties regarding the profitability of such operations could have a material adverse effect on the Company's financial condition and results of operations.

NEED FOR ADDITIONAL FINANCING TO FUND FUTURE DEVELOPMENT AND ACQUISITIONS

  To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and fund start-up losses for the new facilities that will be developed by December 31, 1998 is between $320 million and $350 million; accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company will, from time to time, seek additional funding through public and/or private financing sources, including equity and/or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  The Company's aggregate annual fixed debt and lease payment obligations currently total approximately $3.3 million. These fixed payment obligations will significantly increase as the Company pursues its development plan. Failure to meet these obligations may result in the Company being in default of its financing agreements and, as a consequence, the Company may lose its ability to operate any individual residence or other residences which may be cross-defaulted. There can be no assurance that the Company will generate sufficient cash flow to meet its current or future obligations. The Company has not historically covered its fixed charges with earnings. In addition, the Company anticipates that future development of residences may be financed with construction loans and, therefore, there is a risk that, upon completion of construction, permanent financing for newly developed residences may not be available or may be available only on terms that are unfavorable or unacceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

GEOGRAPHIC CONCENTRATION; DEPENDENCE ON STATE MEDICAID WAIVER PROGRAMS

  As of June 17, 1996, approximately two-thirds of the Company's properties are located in the State of Texas and approximately one-fourth are located in the State of Oregon; therefore, the Company is dependent on the economies of Texas and Oregon and, to a certain extent, on the continued funding of state Medicaid waiver programs. The Company has operated residences in Oregon since December 1994. In addition, the Company began operating residences in Texas and Washington in July 1995 and December 1995, respectively. During the year ended 1995 and the three months ended March 31, 1996, direct payments received from state Medicaid agencies accounted for approximately 21% and 14% respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 10% and 8% of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue for the Company. The Company intends to continue developing and operating assisted living residences in states other than Texas, Washington and Oregon, including Idaho, New Jersey and Ohio. Adverse changes in general economic factors affecting these states' respective health care industries or in these states' laws and regulatory environment, including Medicaid reimbursement rates, could have a material adverse effect on the Company's financial condition and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's operating results, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or assisted living residence businesses in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock.

CONFLICTS OF INTEREST

  Dr. Wilson holds interests in each of the entities from which the Company purchased two of the initial residences known as Aspen Court and Hillside House. Dr. Wilson received approximately $169,000 from the Company's purchase of Aspen Court and approximately $65,000 (jointly with her husband) from the Company's purchase of Hillside House.

  Dr. Wilson also held, and her husband currently holds, an interest in Assisted Living Facilities, Inc. ("ALF"), the entity which leases four residences to the Company (the "ALF Leases"). The payment terms of the ALF Leases were based on the residences' historical operating results. The aggregate annual lease payments, when expressed as a percentage of the independent appraisal values of such leased properties, reflected an average blended lease rate of approximately 10.8% for such properties, which the Company believes is typical for leases in the health care industry. The "blended lease rate" is the amount of annual rent divided by the appraised value of the property. Dr. Wilson sold her interest in ALF in the first half of 1995. As a 25% shareholder in ALF, Dr. Wilson's husband may receive dividends, which may be generated as a result of payments under the ALF Leases. Payments made with respect to the ALF Leases were $37,000 for the one month ended December 31, 1994, $734,000 for the year ended December 31, 1995 and $196,000 for the three months ended March 31, 1996.

  Prior to April 18, 1996, Dr. Wilson owned all of the outstanding stock of Concepts in Community Living, Inc. ("CCL"). On such date, Dr. Wilson transferred her interest in CCL to her husband. CCL provides services to several of the developers that have contracted with the Company to build and develop assisted living facilities. CCL has performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000. The direct costs incurred by CCL in performing these services, exclusive of the compensation paid to Dr. Wilson's husband, were approximately $452,000.

  The Chairman and President of LTC Properties, Inc. ("LTC"), Andre C. Dimitriadis and William McBride III, respectively, are members of the Board of Directors and shareholders of the Company. Messrs. Dimitriadis and McBride (Chairman of the Board of Directors of the Company) own 274,600 (1.7%) and 135,000 (0.7%) shares, respectively, in LTC. Since January 1, 1995, the Company sold to LTC, through sale and leaseback transactions, 10 residences in Texas with a combined total of 334 units for a total purchase price of $18,100,000. Annual rental payments to LTC with respect to such residences are approximately $1,847,700 ($63,300 in rent was paid in 1995). In addition, the Company sold to LTC, through sale and leaseback transactions, five residences in Washington with a combined total of 188 units for a total purchase price of $11,280,000. Annual rental payments to LTC with respect to such residences are approximately $948,000. The sales prices for the residences which the Company has sold to date to LTC approximate cost. See "Certain Transactions" and "Principal Stockholders and Management Ownership".

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

  The Company depends, and will continue to depend, upon the services of Dr. Wilson, its Chief Executive Officer and President and Stephen Gordon, its Chief Administrative Officer and Chief Financial Officer. The Company has entered into an employment agreement with Dr. Wilson and has obtained a $500,000 key employee insurance policy covering her life. The Company is also dependent upon its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each residence. The loss of the services of any or all of such officers or the Company's inability to attract additional management personnel in the future could have a material adverse effect on the Company's financial condition or results of operations.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

  A portion of the Company's revenues will be dependent upon reimbursement from third-party payors, including state Medicaid programs and private insurers. 27%, 29%, 21% and 14% of the Company's total revenues were received under Medicaid programs for the years ended December 31, 1993, 1994, 1995, and the three months ended March 31, 1996, respectively. Furthermore, there can be no assurance that the Company's proportionate percentage of revenue received from Medicaid programs will not increase. The revenues and profitability of the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care by attempting to lower reimbursement rates, increasing case management review of services and negotiating reduced contract pricing. In an attempt to reduce the federal and certain state budget deficits, there have been, and management expects that there will continue to be, a number of proposals to limit Medicaid reimbursement in general. Adoption of any such proposals at either the federal or the state level could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

GOVERNMENT REGULATION

  Health care is an area of extensive and frequent regulatory change. Changes in the laws or new interpretations of existing laws can have a significant effect on methods of doing business, costs of doing business and amounts of reimbursement from governmental and other payors. The Company is and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which it operates or intends to operate. As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, violations of which may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Company at all times attempts to comply with all applicable fraud and abuse laws; however, there can be no assurance that administrative or judicial interpretation of existing laws or regulations will not have a material adverse effect on the Company's operations or financial condition.

  The success of the Company will be dependent in part upon its ability to satisfy the applicable regulations and requirements and to procure and maintain required licenses. The Company's operations could also be adversely affected by, among other things, regulatory developments such as mandatory increases in the scope and quality of care to be afforded residents and revisions in licensing and certification standards. Currently, no federal rules explicitly define or regulate assisted living. In addition, federal and state laws currently exist restricting health care providers from referring patients to affiliated entities. The Company believes that its operations do not presently violate these referral laws. However, there can be no assurance that federal, state or local laws or regulatory procedures which might adversely affect the Company's business, financial condition, results of operations or prospects will not be expanded or imposed.

STAFFING AND LABOR COSTS

  The Company will compete with other providers of long-term care with respect to attracting and retaining qualified personnel. The Company will also be dependent upon the available labor pool of suitable wage employees. A shortage of nurses and/or trained personnel may require the Company to enhance its wage and benefits package in order to compete. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in revenues.

COMPETITION

  The long-term care industry is highly competitive and the Company expects that the assisted living business, in particular, will become more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that as assisted living receives increased attention and the number of states which include assisted living in their Medicaid waiver programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a source of competition to the Company. Moreover, in the implementation of the Company's expansion program, the Company expects to face competition for development and acquisitions of assisted living residences. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future which could limit its ability to attract residents or expand its business and could have a material adverse effect on the Company's financial condition, results of operations and prospects.

DIFFICULTIES OF MANAGING RAPID GROWTH

  The Company expects that the number of residences which it owns, leases or otherwise operates will increase substantially as it pursues its growth strategy. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected.

LIABILITY AND INSURANCE

  The provision of health care services entails an inherent risk of liability. In recent years, participants in the long-term care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant defense costs. The Company currently maintains liability insurance intended to cover such claims and the Company believes that its insurance is in keeping with industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage (e.g., claims for punitive damages) will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance coverage could have a material adverse effect upon the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect upon the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance coverage in the future or that, if such coverage is available, it will be available on acceptable terms.

ENVIRONMENTAL RISKS

  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of shares of Common Stock in the public market after this Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise capital in the future in the equity markets. Upon completion of the Offering, the Company will have outstanding 4,813,334 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. Of these shares, 3,813,334 will be freely tradeable without restriction or limitation under the Securities Act, except for any shares purchased by "affiliates," as that term is defined under the rules and regulations of the Securities Act, of the Company. The remaining 1,000,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. The holders of 960,000 shares of these restricted securities have agreed not to sell or otherwise dispose of such shares, without the prior written consent of NatWest Securities Limited, until 180 days after the date of this Prospectus. After such date, all such shares may be sold subject to the limitations of Rule 144. See "Shares Eligible For Future Sale." Furthermore, the Company has registered approximately 586,666 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan, under which options to purchase 424,669 shares have been granted as of the date of this Prospectus. See "Management--Stock Option Plan." In addition, the $20 million outstanding principal amount of the Company's 7% Convertible Subordinated Debentures due 2005 (the "7% Debentures") are convertible at any time after the effectiveness of a registration statement covering the 7% Debentures and prior to maturity into 1,333,333 shares of Common Stock at a conversion price of $15.00 per share, subject to adjustment in certain circumstances. The Company has filed a registration statement covering the 7% Debentures and the shares issuable upon conversion thereof. Upon effectiveness of such registration statement, the 7% Debentures and such shares shall be freely tradeable.

DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share of approximately $10.66, assuming an offering price of $21.50 per share. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,800,000 shares being offered by the Company hereby are estimated to be approximately $36.6 million, assuming an offering price of $21.50 per share and after deducting the estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company ($39.0 million assuming the over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of shares of Common Stock, if any, by the Selling Stockholders. See "Principal and Selling Stockholders and Management Ownership." The Company intends to use the net proceeds to it from the Offering to finance the development and acquisition of additional assisted living residences and for working capital and general corporate purposes. Pending their use, the net proceeds from the Offering will be invested in investment-grade interest bearing securities.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is traded on the AMEX under the symbol ALF. The following table sets forth the high and low closing sales prices of the Common Stock, as reported by the AMEX, for the periods indicated:

                                                                PRICE RANGE OF
                                                                 COMMON STOCK
                                                                ---------------
                                                                 HIGH     LOW
                                                                ------- -------
Fiscal Year Ended December 31, 1994:
  4th Quarter(1)............................................... $  9.38 $  8.00
Fiscal Year Ended December 31, 1995:
  1st Quarter..................................................    9.25    7.50
  2nd Quarter..................................................   11.88    8.00
  3rd Quarter..................................................   16.50   10.00
  4th Quarter..................................................   15.88   12.38
Fiscal Year Ended December 31, 1996:
  1st Quarter..................................................   19.75   13.25
  2nd Quarter(2)...............................................   22.25   17.75

- --------
(1) Commencing November 22, 1994, the first day of trading of the Common Stock
(2) Through June 13, 1996

  On June 18, 1996, the closing sale price of the Common Stock, as reported by AMEX, was $21.50 per share. As of such date, the Company had approximately 23 holders of record of its Common Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid any dividends on its Common Stock. The Company expects to retain any earnings to finance the operations and expansion of the Company's business. Certain Trust Deed Notes, payable to the State of Oregon Housing and Community Service Department restrict the payment of cash dividends in certain circumstances and it is anticipated that the terms of future debt financings may do so as well. Therefore, the payment of any cash dividends on the Common Stock is unlikely in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at March 31, 1996 and as adjusted to reflect the Offering. This table should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

                                                             MARCH 31, 1996
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Mortgages payable, excluding current portion.............. $10,350    $10,350
7% Convertible Subordinated Debentures due 2005...........  20,000     20,000
                                                           -------    -------
 Total long-term debt, excluding current portion..........  30,350     30,350
                                                           -------    -------
Shareholders' equity:
 Preferred Stock, $.01 par value; 1,000,000 shares
  authorized; none issued and outstanding.................     --         --
 Common Stock, $.01 par value; 40,000,000 shares
  authorized; 3,004,734 shares issued and outstanding,
  4,804,734 as adjusted shares issued and outstanding(1)..      30         48
 Additional paid-in-capital...............................  16,538     53,120
 Fair market value in excess of historical cost of
  acquired net assets attributable to related party
  transactions............................................    (239)      (239)
 Accumulated deficit......................................    (826)      (826)
                                                           -------    -------
  Total shareholders' equity..............................  15,503     52,103
                                                           -------    -------
  Total capitalization.................................... $45,853    $82,453
                                                           =======    =======

- --------

(1) Assumes no exercise of the Underwriters' over-allotment option. Does not include 595,266 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan, under which options to purchase 424,699 shares have been granted at a weighted average exercise price of $11.67 per share. Also does not include the 1,333,333 shares of Common Stock issuable at $15.00 per share upon conversion of the Company's 7% Convertible Subordinated Debentures due 2005.

                                   DILUTION

  The Company's tangible book value at March 31, 1996 was approximately $15.5 million, or $5.16 per share. Tangible book value per share at March 31, 1996 is equal to the Company's total tangible assets less its total liabilities, divided by the total number of outstanding shares of Common Stock at that date. After giving effect to the sale of the 1,800,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $21.50 per share, the pro forma net tangible book value of the Common Stock at March 31, 1996 would have been approximately $52.1 million, or $10.84 per share. This represents an immediate increase in pro forma net tangible book value of $5.68 per share to existing stockholders and immediate dilution of $10.66 per share to purchasers of Common Stock in the Offering. The following table illustrates this dilution of $10.66 per share to purchasers of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:

Assumed offering price(1).........................................       $21.50
  Net tangible book value prior to the Offering................... $5.16
  Increase attributable to new investors..........................  5.68
                                                                   -----
Pro forma net tangible book value after the Offering..............        10.84
                                                                         ------
Dilution to new investors in the Offering.........................       $10.66
                                                                         ======

- --------
(1) Before deducting underwriting discounts and commissions and offering expenses to be paid by the Company.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents selected consolidated historical condensed financial data for the Company and the Predecessor as of the dates and for the periods indicated. The selected financial data for the year ended December 31, 1991 were derived from the unaudited consolidated historical financial statements of the Predecessor. The Predecessor consists of Assisted Living Facilities, Inc., an S-corporation; Madras Elder Care, a partnership; and Lincoln City Partners, a partnership, which, prior to December 1, 1994, collectively owned the five residences operated by the Company in December 1994. The selected financial data for the one month period ended December 31, 1994, the year ended December 31, 1995, and the three-month periods ended March 31, 1995 and 1996, are derived from the financial statements of the Company. The financial statements of the Company for the month ended December 31, 1994 and the financial statements of the Predecessor for the years ended December 31, 1992 and 1993 and the eleven months ended November 30, 1994 have been audited by Price Waterhouse LLP, independent accountants. The financial statements of the Company for the year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the three-month periods ended March 31, 1995 and 1996 were derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of only normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical financial data below should be read in conjunction with the financial statements of the Predecessor and the Company, including the notes thereto, and the information in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                              PREDECESSOR                            THE COMPANY
                                                    ---------------------------------- ----------------------------------------
                                                                                                                   3 MONTHS
                                                        YEAR ENDED         11 MONTHS                                 ENDED
                                                       DECEMBER 31,          ENDED     MONTH ENDED   YEAR ENDED    MARCH 31,
                                                    --------------------  NOVEMBER 30, DECEMBER 31, DECEMBER 31, --------------
                                                    1991   1992    1993     1994(1)      1994(2)        1995      1995    1996
                                                    ----  ------  ------  ------------ ------------ ------------ ------  ------
STATEMENT OF OPERATIONS DATA:
Revenues......................................      $999  $1,377  $1,884     $1,841       $  212       $4,067    $  682  $2,750
Operating expenses:
 Residence operating expenses.................       712     908   1,090      1,127          125        2,779       449   1,936
 Management fees..............................        50      69      92         93          --           --        --      --
 Corporate overhead...........................       --      --      --         --           152        1,252       231     215
 Building rentals.............................       --      --      --         --            42          798       146     560
 Depreciation and amortization................        65      93     132        105           13          296        39     217
                                                    ----  ------  ------     ------       ------       ------    ------  ------
 Total operating expenses.....................       827   1,070   1,314      1,325          332        5,125       865   2,928
                                                    ----  ------  ------     ------       ------       ------    ------  ------
 Operating income (loss)......................       172     307     570        516         (120)      (1,058)     (183)   (178)
 Interest (income)............................        (5)    (13)    (11)       (12)         (64)        (579)     (180)    (22)
 Interest expense(3)..........................       228     260     320        297            8           96        24      31
                                                    ----  ------  ------     ------       ------       ------    ------  ------
Net income (loss).............................      $(51) $   60  $  261     $  231       $  (64)      $ (575)   $  (27) $ (187)
                                                    ====  ======  ======     ======       ======       ======    ======  ======
Net loss per share............................                                            $(0.02)      $(0.19)   $(0.01) $(0.06)
                                                                                          ======       ======    ======  ======
Weighted average common shares outstanding....                                             3,000        3,000     3,000   3,005
UNAUDITED PRO FORMA DATA(4):
Net income (loss).............................      $(51) $   60  $  261     $  231
Pro forma provision for income taxes..........       --      --       67         85
                                                    ----  ------  ------     ------
Pro forma net income (loss)...................      $(51) $   60  $  194     $  146
                                                    ====  ======  ======     ======

                                  AT                             AT                   AT
                             DECEMBER 31,          AT       DECEMBER 31,        MARCH 31, 1996
                         -------------------- NOVEMBER 30, ---------------  -----------------------
                          1991   1992   1993      1994     1994(1)  1995    ACTUAL   AS ADJUSTED(5)
                         ------ ------ ------ ------------ ------- -------  -------  --------------
BALANCE SHEET DATA:
Working capital
 (deficit).............. $   88 $  109 $  351    $  299    $13,122 $(5,167) $(6,391)    $30,209
Total assets............  3,156  3,965  4,110     5,699     17,903  53,546   57,394      93,994
Long-term debt,
 excluding current
 portion................  3,052  3,703  3,700     5,266      1,101  24,553   30,350      30,350
Partners' and
 shareholders' equity...     45    105    263       197     16,219  15,644   15,503      52,103

- --------
(1) Includes only one month of operations for Hillside House which opened in October 1994.
(2) The Company commenced operating the five initial residences on December 1, 1994.
(3) Includes corporate interest expense of $525,000 and $378,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively; and is net of $11,000, $577,000 and $447,000 of capitalized interest for the one month ended December 31, 1994, the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.
(4) The Predecessor was exempt from U.S. federal and state income taxes as a result of its partnership and subchapter S status. The financial data reflects the income tax expenses that would have been recorded had the Predecessor not been exempt from paying such income taxes. The pro forma financial data includes the effect of the Company adopting SFAS 109.
(5) Gives effect to the receipt of an estimated $36.6 million of net proceeds from the Offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  Revenues consists of rentals of units in assisted living residences and fees associated with the provision of services to residents pursuant to contracts with the residents. Operating expenses include (i) residence operating expenses, such as staff payroll, food, property taxes, utilities, insurance and other direct residence operating expenses, (ii) with respect to the Predecessor, costs incurred under management agreements whereby a management fee equal to 5% of revenue was charged by CCL for residence management and administrative support, (iii) general and administrative expenses consisting of corporate and support functions such as legal, accounting and other administrative expenses, (iv) building rentals, and (v) depreciation and amortization.

PREDECESSOR

  The historical financial statements for the years ended December 31, 1991, 1992 and 1993 and the eleven months ended November 30, 1994 represent the combined historical results of operations and financial condition of the Predecessor. The Predecessor consists of the entities which, prior to December 1, 1994, owned and operated certain residences now operated by the Company.

THE COMPANY

  At the closing of the Company's initial public offering in November, 1994, the Company began operating five assisted living residences located in Oregon. As of June 17, 1996, the Company owned or leased a total of 43 assisted living residences containing an aggregate of 1,486 units. Of these residences, 14 residences (490 units) were owned and 29 residences (996 units) were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, New Jersey, Texas, Washington, Ohio, Idaho and other states with regulatory and reimbursement climates which it believes are favorable. As of June 17, 1996, the Company had commenced construction on 20 residences (approximately 746 units), had agreed to lease upon completion two residences (66 units) that were being developed by outside developers and had entered into a management agreement to operate one residence (45 units) upon its completion. In addition, the Company had entered into land purchase option agreements for the development of 41 residences. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained.

  Results of operations for the three months ended March 31, 1995 and March 31, 1996, include the financial results of six and 26 residences, respectively as well as the Company's historical corporate overhead. The historical results are not necessarily indicative of the Company's future financial performance as the Company intends to significantly expand its operating base of residences in 1996, 1997 and 1998. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of the commencement of operations, the aggregate loss may increase by up to an additional $40,000. Based on the Company's development schedule, the number of residences planned to open in 1996 ranges from 50 to 60, of which 10 were opened in the first quarter. The Company estimates that the losses to be incurred during 1996 due to the opening of new residences will range from $1.5 million to $3.0 million.

  The estimated cost to complete construction and fund start up losses for the new facilities that are currently planned to be developed by December 31, 1998 is between $320 million and $350 million. The Company anticipates that it will use a combination of construction lines of credit, sale and leaseback transactions, equity and debt financing and cash generated from operations to fund this development activity. Since 1994, the total capitalized cost to develop, construct and open a new residence, including land acquisition and construction costs has ranged from approximately $1.5 million to $2.6 million. These costs vary considerably based on a variety of site-specific factors. See "Liquidity and Capital Resources" and "Risk Factors--Need for Additional Financing."

  The Company derives its revenue from resident fees for the delivery of assisted living services. Resident fees typically are paid monthly by residents, their families, state Medicaid agencies or other responsible parties. During the twelve months ended December 31, 1995 and for the three months ended March 31, 1996, approximately 69% and 79%, respectively of the Company's revenue was derived from private pay sources. During these same periods 21% and 14% were derived from state Medicaid agencies and the tenant-paid portion of Medicaid residents accounted for an additional approximate 10% and 8% of the Company's revenue. Resident fees include revenue derived from a multi-tiered rate structure which varies based on the level of care required. Resident fees are recognized as revenues when services are provided.

RESULTS OF OPERATIONS

  The following table sets forth, for periods presented, the number of total residences and units operated, average occupancy rates and the sources of revenue for the Company and the Predecessor. The portion of revenues received from state Medicaid agencies are labeled as "Medicaid State Portion" while the portion of the Company's revenues that a Medicaid-eligible resident must pay out of his or her own resources is labeled "Medicaid Resident Portion".

                                 PREDECESSOR                             THE COMPANY
                          -------------------------- ---------------------------------------------------
                                       ELEVEN MONTHS                           THREE MONTHS THREE MONTHS
                           YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED     ENDED        ENDED
                          DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                              1993         1994          1994         1995         1995         1996
                          ------------ ------------- ------------ ------------ ------------ ------------
Residences operated
 (End of Period)........         4             5            5           19            6           26
Units operated (End of
 Period)................       104           137          137          595          174          817
Average occupancy rate..      94.8%         96.4%        97.0%        82.3%        93.8%        78.0%
Source of revenue:
 Medicaid State
  Portion...............      27.0%         29.0%        27.0%        21.4%        26.7%        14.0%
 Medicaid Resident
  Portion...............      12.0%         13.0%        11.9%         9.6%        11.8%         7.5%
 Private................      61.0%         58.0%        61.1%        69.0%        61.5%        78.5%
                             -----         -----        -----        -----        -----        -----
Total...................     100.0%        100.0%       100.0%       100.0%       100.0%       100.0%
                             =====         =====        =====        =====        =====        =====

  The following table sets forth, for the periods presented for Stabilized Residences, the total number of residences and units operated, average occupancy rates and the sources of revenue for the Company and the Predecessor. Stabilized Residences are defined as those residences which were operating for nine months prior to the beginning of the period or have achieved a 95% occupancy rate within the first nine months of operations.

                                 PREDECESSOR                             THE COMPANY
                          -------------------------- ---------------------------------------------------
                                       ELEVEN MONTHS                           THREE MONTHS THREE MONTHS
                           YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED     ENDED        ENDED
                          DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                              1993         1994          1994         1995         1995         1996
                          ------------ ------------- ------------ ------------ ------------ ------------
Residences operated
 (End of Period)........         4             4            4            5            4            9
Units operated (End of
 Period)................       104           104          104          137          104          264
Average occupancy rate..      94.8%         99.2%         100%        99.1%        99.4%        98.5%
Source of revenue:
 Medicaid State
  Portion...............      27.0%         28.9%        28.4%        23.9%        26.4%        17.3%
 Medicaid Resident
  Portion...............      12.0%         13.2%        12.1%        11.3%        11.9%        10.0%
 Private................      61.0%         57.9%        59.5%        64.8%        61.7%        72.7%
                             -----         -----        -----        -----        -----        -----
Total...................     100.0%        100.0%       100.0%       100.0%       100.0%       100.0%
                             =====         =====        =====        =====        =====        =====

  The following table sets forth, for the periods presented for Start-up Residences, the total number of residences and units operated, average occupancy rates and the sources of revenue for the Company and the Predecessor. Start-up Residences are defined as those residences which were operating for less than nine months prior to the beginning of the period and had not achieved a 95% occupancy rate.

                                 PREDECESSOR                             THE COMPANY
                          -------------------------- ---------------------------------------------------
                                       ELEVEN MONTHS                           THREE MONTHS THREE MONTHS
                           YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED     ENDED        ENDED
                          DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                              1993         1994          1994         1995         1995         1996
                          ------------ ------------- ------------ ------------ ------------ ------------
Residences operated
 (End of Period)........      --               1            1           14            2           17
Units operated (End of
 Period)................      --              33           33          458           70          553
Average occupancy rate..      --            87.5%        87.5%        77.3%        85.5%        68.2%
Source of revenue:
 Medicaid State
  Portion...............      --            36.4%        21.3%        16.4%        27.8%        11.0%
 Medicaid Resident
  Portion...............      --             -- %        10.6%         6.3%        11.7%         5.2%
 Private................      --            63.6%        68.1%        77.3%        60.5%        83.8%
                              ---          -----        -----        -----        -----        -----
Total...................      --           100.0%       100.0%       100.0%       100.0%       100.0%
                              ===          =====        =====        =====        =====        =====

  The following table sets forth, for the periods presented, the results of operations for Stabilized Residences (in thousands).

                                PREDECESSOR                             THE COMPANY
                         -------------------------- ---------------------------------------------------
                                      ELEVEN MONTHS                           THREE MONTHS THREE MONTHS
                          YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED     ENDED        ENDED
                         DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                             1993         1994          1994         1995         1995         1996
                         ------------ ------------- ------------ ------------ ------------ ------------
Revenues................    $1,884       $1,819         $165        $2,699        $502        $1,308
Residence operating
 expenses...............     1,090        1,073           96         1,667         309           732
                            ------       ------         ----        ------        ----        ------
 Residence operating
  income................       794          746           69         1,032         193           576
Management fees.........        92           90          --            --          --            --
Building rentals........       --           --            42           500         125           274
Depreciation and
 amortization...........       132          100            4           116          12            46
                            ------       ------         ----        ------        ----        ------
 Total other operating
  expenses..............       224          190           46           616         137           320
                            ------       ------         ----        ------        ----        ------
 Operating income.......       570          556           23           416          56           256
Interest expense........       309          285            7           147          24            76
                            ------       ------         ----        ------        ----        ------
Pre-tax income..........    $  261       $  271         $ 16        $  269        $ 32        $  180
                            ======       ======         ====        ======        ====        ======

  The following table sets forth, for the periods presented, the results of operations for Start-up Residences (in thousands).

                                PREDECESSOR                             THE COMPANY
                         -------------------------- ---------------------------------------------------
                                      ELEVEN MONTHS                           THREE MONTHS THREE MONTHS
                          YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED     ENDED        ENDED
                         DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,  MARCH 31,    MARCH 31,
                             1993         1994          1994         1995         1995         1996
                         ------------ ------------- ------------ ------------ ------------ ------------
Revenues................     --           $ 22          $47         $1,368        $180        $1,442
Residence operating
 expenses...............     --             54           29          1,112         140         1,204
                             ---          ----          ---         ------        ----        ------
 Residence operating
  income (loss).........     --            (32)          18            256          40           238
Management fees.........     --              3          --             --          --            --
Building rentals........     --            --           --             298          21           286
Depreciation and
 amortization...........     --              5            9            180          27           138
                             ---          ----          ---         ------        ----        ------
Total other operating
 expenses...............     --              8            9            478          48           424
                             ---          ----          ---         ------        ----        ------
Operating income
 (loss).................     --            (40)           9           (222)         (8)         (186)
Interest expense........     --             23            1              4         --             24
                             ---          ----          ---         ------        ----        ------
Pre-tax income (loss)...     --           $(63)         $ 8         $ (226)       $ (8)       $ (210)
                             ===          ====          ===         ======        ====        ======

  The following table sets forth, for the periods presented, the results of operations for the five residences which were operating for both periods in their entirety (in thousands).

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            ------------------
                                                              1995      1996
                                                            --------- ---------
   Revenues................................................ $     658 $     712
   Residence operating expenses............................       401       408
                                                            --------- ---------
   Residence operating income..............................       257       304
   Building rentals........................................       125       125
   Depreciation and amortization...........................        29        28
                                                            --------- ---------
   Total other operating expenses..........................       154       153
                                                            --------- ---------
   Operating income........................................       103       151
   Interest expense........................................        23        48
                                                            --------- ---------
   Pre-tax income.......................................... $      80 $     103
                                                            ========= =========

THE COMPANY

 Three months ended March 31, 1996 compared to three months ended March 31,
1995

  Revenues. For the three months ended March 31, 1996, revenues were $2,750,000 compared to $682,000 in the three months ended March 31, 1995, an increase of $2,068,000 or 303%. The Company had opened or had received certificates of occupancy on 35 residences as of March 31, 1996, of which 26 had operating results for the quarterly period compared to six operating residences in the corresponding 1995 period. The Company had five residences which had operated for the entire quarter for both March 31, 1995 and March 31, 1996. For these residences, revenue increased by $54,000 or 8.2% from $658,000 in the first quarter of 1995 to $712,000 in the first quarter of 1996. This increase was primarily attributable to increases in rental rates as a result of changes in the level of resident care. The average occupancy rate for these residences for these periods was approximately 99% while the average occupancy rate for all residences was approximately 78%. The remaining $2,014,000 of increased revenue was derived from the 21 residences which began operating subsequent to January 1, 1995.

  Residence Operating Expenses. Residence operating expenses were $1,936,000 in the three months ended March 31, 1996 compared to $449,000 in the corresponding 1995 period, an increase of $1,487,000, or 331%. For the five residences that operated for the entire first quarter of 1995 and 1996, residence operating expenses were $408,000, an increase of $7,000, or 1.8% from the $401,000 of residence operating expenses in the first quarter of 1995. Expenses were relatively flat for these five residences because the residences operated at 99% occupancy for each of the periods. The remaining $1,480,000 of the increase was due to the 21 new residences which began operating subsequent to January 1, 1995.

  Corporate Overhead. Corporate overhead expenses were $215,000 in the three months ended March 31, 1996 compared to $231,000 in the corresponding 1995 period, a decrease of $16,000, or 6.9%. Corporate overhead does not include costs incurred at the corporate level that are directly related to new residences that are being developed, as these costs are capitalized to the specific projects under development.

  Building Rentals. Building rentals increased to $560,000 in the three months ended March 31, 1996 from $146,000 during the corresponding 1995 period. The increase was the result of additional sale and leaseback transactions completed by the Company from March of 1995 through March of 1996. The Company had 18 operating leases at March 31, 1996 compared to four at March 31, 1995. Building rentals for the five residences which operated for the entire first quarter of 1995 and 1996 were unchanged.

  Depreciation and Amortization. Depreciation and amortization expense was $217,000 in the three month period ended March 31, 1996 compared to $39,000 in the corresponding 1995 period, an increase of $178,000 or 456%. This increase in depreciation and amortization expense was related to the 21 new residences that opened subsequent to January 1, 1995. Depreciation and amortization expense for the five residences which operated for the entire first quarter of 1995 and 1996 was flat.

  Interest (Income) Expense--Net. Interest (income) expense--net was $9,000 in the three months ended March 31, 1996 compared to ($156,000) in the corresponding 1995 period, a change of $165,000. Interest income decreased $158,000 due to the Company's utilization of cash arising from the initial public offering for development activities. Interest expense increased $7,000 due to the additional loans with the State of Oregon and the interest on the $20 million convertible subordinated debentures. The increase was due to $375,000 of interest and amortization related to the convertible subordinated debentures which were issued in August, 1995 and an additional $79,000 of interest on State of Oregon loans which were made in March 1995 and the first quarter of 1996. This was offset by capitalized interest of $447,000.

  Net Loss. The net loss during the first quarter of 1996 was $187,000 compared to $27,000 during the corresponding period in 1995. These losses have resulted primarily from initial operating losses of residences which commenced operations and have not yet achieved stabilized occupancy and an increase in corporate overhead, including additional staffing, necessary to accommodate the Company's expansion plan.

 Year ended December 31, 1995 compared to one month ended December 31, 1994 (Company) and the eleven months ended November 30, 1994 (Predecessor)

  The Company incurred a net loss of $575,000 or $0.19 per share, on revenue of $4,067,000 for the year ended December 31, 1995. The loss resulted primarily from an increase in corporate overhead, including additional staffing necessary to accommodate the Company's expansion plan to develop additional residences in 1996 and initial operating losses of residences which commenced operations during the year. For the one month ended December 31, 1994, the Company incurred a net loss $64,000, or $(.02) per share, on revenues of $212,000.

  Revenues. Revenues were $4,067,000 for the year ended December 31, 1995 compared to $212,000 for the one month ended December 31, 1994 and $1,841,000 for the eleven months ended November 30, 1994 for a combined total of $2,053,000, in 1994 which represents an increase of 98%. The increase is the direct result of the additional fourteen residences which commenced operations during 1995. The monthly average revenue per unit for the five Stabilized Residences at December 31, 1995 was $1,631, compared to $1,592 for the month ended December 31, 1994. The increase was due to a combination of increased service care levels and approved rate increases. The average monthly rate for all residences for the year ended December 31, 1995 was $1,588, which reflects the effects of the additional 14 residences opened by the Company during 1995. The payments from the state portion of Medicaid programs comprised approximately 21% of the Company's revenue for the year ended December 31, 1995 compared to 27% for the month ended December 31, 1994 and 29% for the eleven months ended November 30, 1994.

  Residence Operating Expense. Residence operating expenses were $2,779,000 for the year ended December 31, 1995 compared to $125,000 for the one month ended December 31, 1994 and $1,127,000 for the eleven months ended November 30, 1994 for a combined total of $1,252,000 in 1994 which represents an increase of 122%. The increase is due to the increase in revenues as discussed above along with the start-up costs relating to the fourteen additional residences which commenced operations during 1995. At December 31, 1995 the Company had certificates of occupancy on 25 residences, of which 19 were licensed and had operating results compared to the five licensed residences at December 31, 1994.

  Corporate Overhead. Corporate overhead expenses for the year ended December 31, 1995 was $1,252,000 compared to the one month ended December 31, 1994 of $152,000. This increase was a result of the increased number of residences operated by the Company and the establishment of the corporate office.

  Building Rentals. Building rentals were $798,000 for the year ended December 31, 1995 compared to $42,000 for the month ended December 31, 1994. The increase was due to the increased number of sale and leaseback transactions completed by the Company during 1995. The expense for 1995 represents rental on nine residences while the expense for 1994 represents rental on three residences.

  Depreciation and Amortization. Deprecation and amortization for the year ended December 31, 1995 was $296,000, compared to the depreciation for the one month ended December 31, 1994 of $13,000 and eleven months ended November 30, 1994 of $105,000 for a combined total of $118,000 in 1994 which represents an increase of 151%. This increase is the result of an additional 16 facilities that were developed by the Company in 1995 and were still owned as of December 31, 1995. In addition, two residences which were leased in October of 1995 incurred two months and one month of depreciation, respectively, during 1995.

  Interest (Income) Expense--Net. Interest expense for the year ended December 31, 1995 was $96,000 which represents interest on the loans on two initial buildings purchased from the Predecessor. Interest income of $579,000 was earned on the investment of cash from the proceeds of the initial public offering in 1994 and the Company's private placement of convertible debentures in August of 1995.

  Net Income (Loss). The Company incurred a net loss of $575,000 or $0.19 per share for the year ended December 31, 1995. The loss resulted primarily from an increase in corporate overhead, including additional staffing necessary to accommodate the Company's expansion plan to develop additional residences in 1996 and operating losses of residences which commenced operations during the year.

PREDECESSOR

 Eleven Months Ended November 30, 1994 Compared to Year Ended December 31,
1993

  Operating results for the period January 1, 1994 to November 30, 1994 reflect eleven months of operations while the 1993 period represents a full year of operations.

  Revenues. For the eleven months ended November 30, 1994, the Predecessor had revenues of $1,841,000 from the operations of five residences in Oregon, including Hillside House which commenced operations on October 15, 1994. Average occupancy in 1994 was 96%, compared to 95% in 1993. Hillside House reported revenues of $69,000 for the period ended November 30, 1994. Revenues from other residences increased approximately 3% in 1994 compared to 1993 due to occupancy rate and reimbursement rate increases, which were partially offset by a decrease in service levels in the 1994 period. The service needs of tenants may change depending on the level of services required and the current case mix.

  Residence Operating Expenses. Residence operating expenses (which exclude building rentals, depreciation and amortization, interest on long-term debt and corporate costs) were $1,127,000, or 61% of revenue in the eleven months ended November 30, 1994, compared to 58% in 1993. This increase in expenses resulted in operating margins of 39% and 42% for the 1994 period and 1993, respectively. The 1994 decrease in operating margin is primarily due to the impact of the October 1994 opening of Hillside House, which expectedly experienced lower initial operating revenues with relatively fixed operating costs.

  Management Fees. Management fees constituted 5% of revenues in the eleven months ended November 30, 1994 and the year ended December 31, 1993 because the fees were contractually fixed as a percentage of revenue pursuant to management agreements.

  Depreciation and Amortization. Depreciation and amortization expense was $105,000 or 5.7% of revenues, in the eleven months ended November 30, 1994, compared to $132,000 or 7.0% of revenues, in 1993. The Predecessor incurred $32,000 of amortization expense in 1993 relating to capitalized loan fees and start-up costs in connection with financing and start-up of buildings. The Predecessor had no amortization expense in 1994, accounting for the relative decrease in depreciation and amortization expense.

  Interest (Income) Expense--Net. Interest (income) expense-net was $285,000 in the eleven months ended November 30, 1994 compared to $309,000 in 1993, a decrease of $24,000. Interest income was relatively constant at $12,000 in the 1994 period compared to $11,000 in 1993. The additional month in 1993 compared to the 1994 period accounts for the decrease in net expense.

  Net Income (Loss); Pro Forma Provision for Income Taxes; Pro Forma Net Income (Loss). Income before income taxes was $231,000 in 1994 compared to $261,000 in 1993. On a pro forma basis, the effective combined federal and state tax rate would have been 36.8% in 1994 compared to 25.6% in 1993. Pro forma net income would have been $146,000 in 1994 compared to $194,000 in 1993. The decrease in pro forma net income is due to 1994 reflecting eleven months of operations compared to a full year in 1993. In addition, the Predecessor utilized net operating loss carryforwards from previous years, thereby reducing federal taxes by $27,000 in 1993.

 Year Ended December 31, 1993 Compared to Year Ended December 31, 1992

  Revenues. Revenues increased to $1,884,000 in 1993 from $1,377,000 in 1992, an increase of $507,000 or 36.8%. The increase was primarily due to the inclusion of a full year of operations in 1993 for Huffman House, which commenced operations in October 1992. Huffman House operations increased revenue by $401,000 in 1993. The remaining increase of $106,000 was due to rental and service increases at Aspen Court, Juniper House and Rackleff House.

  Residence Operating Expenses. Residence operating expenses increased to $1,090,000 in 1993 from $908,000 in 1992, an increase of $182,000 or 20%. The first full year of operations at Huffman House accounted for $160,000 of this increase. As a percentage of revenues, residence operating expenses were 57.9% in 1993 compared to 65.9% in 1992. The relative decrease is primarily due to Huffman House which commenced operations in 1992. Residence operating expenses were disproportionately high compared to lower start-up revenues in 1993. In 1993, Huffman House reached stabilized occupancy.

  Management Fees. Management fees constituted 5% of revenues in each of the years ended December 31, 1993 and 1992 because the fees were contractually fixed as a percentage of revenue pursuant to management agreements.

  Depreciation and Amortization. Depreciation and amortization increased to $132,000 in 1993 from $93,000 in 1992, an increase of $39,000, or 41.9%. A full year of depreciation with respect to Huffman House in 1993 accounted for substantially all of the increase.

  Interest (Income) Expense--Net. Interest (income) expense-net increased to $309,000 in 1993 from $247,000 in 1992, an increase of $62,000 or 25.1%.
Interest associated with long-term debt on Huffman House increased interest expense by $69,000 partially offset by lower interest costs due to a reduction in long-term debt at the other operating properties.

  Net Income (Loss); Pro Forma Provision for Income Taxes: Pro Forma Net Income (Loss). As a result of the above, income before income taxes increased to $261,000 in 1993 from $60,000 in 1992, an increase of $201,000 or 335.0%.
On a pro forma basis, the effective combined federal and state tax rate would have been 25.6% in 1993. Due to net operating loss, the Company would have had no tax provision in 1992. Pro forma net income would have increased to $194,000 in 1993 from $60,000 in 1992, an increase of $134,000 or 223.3%. The increase in pro forma net income is due to improved occupancy rates at the operating properties and the additional profitability of Huffman House which completed its first full year of operations in 1993.

LIQUIDITY AND CAPITAL RESOURCES

  At March 31, 1996, the Company had negative working capital of approximately $6.4 million. The Company had accrued $1.9 million in connection with the acquisition of a residence for which the Company had received a Certificate of Occupancy, but had not completed closing documentation as of March 31, 1996. Subsequent to March 31, 1996, the Company purchased this property and immediately sold it to LTC in a sale and leaseback transaction which approximated cost. In addition, the Company had received draw requests of approximately $5.3 million for the March development activity, which was not due until April 10, 1996. Between March 31, 1996 and April 10, 1996, the Company completed the sale and leaseback of eight residences in Texas for $16.4 million which approximated cost.

  Net cash used for operating activities was approximately $2.9 million during the three month period ended March 31, 1996. The primary use of cash was $1.8 million to reduce accounts payable and accrued expenses, $0.7 million for pre-opening costs on residences and $0.2 million related to the posting of deposits for leaseback transactions.

  Net cash used in investing activities totaled $6.2 million during the three month period ended March 31, 1996. The primary use of cash was $20.5 million related to the development of new assisted living residences in Oregon, Washington and Texas. This was offset by proceeds of $14.4 million related to the sale and leaseback of six residences in Texas. Net cash provided by financing activities totaled $5.9 million during the three month period ended March 31, 1996 which was primarily related to the proceeds on three separate residence loans in Oregon.

  The Company intends to utilize additional financing to develop additional residences in 1996. The Company intends to seek additional long-term financing through the Oregon Housing and Community Services Department (the "OHCS") and, to the extent available, additional low-cost bond financing, and sale and leaseback transactions in Washington, Texas and New Jersey. As of May 13, 1996, the Company had started construction or had purchased land for development on 22 parcels of land in Oregon, Washington and Texas for a total of 812 units. The Company expects 13 of these residences to open in the second quarter, eight to open in the third quarter, and one to open in the fourth quarter. In addition, the Company has entered into agreements to lease one residence in Oregon (30 units) and one residence in Texas (36 units), which are currently under development. The Company has also entered into a management agreement to operate one residence in Oregon (45 units) upon its completion. The Company anticipates that two of these residences will open in the second quarter and one will open in the third quarter. In addition, the Company has also entered into agreements pursuant to which, it may purchase, subject to completion of due diligence and various other conditions, 38 undeveloped sites. The Company has made initial deposits relating to these sites and has completed or is in the process of completing its demographic analysis and initial architectural plans for purposes of building assisted living residences and anticipates that six of these residences will open in the third quarter and 16 will open in the fourth quarter.

  Capital expenditures for 1996, which relate primarily to the development of new residences, are estimated to total approximately $72 million to $88 million, of which approximately $20 million had been spent through March 31, 1996. Subsequent to March 31, 1996, the Company completed the sale and leaseback of eight residences in Texas for $16.4 million. In addition, the Company has agreed in principle, subject to written confirmation, to sell an additional 24 residences to two REITs (one of which is LTC). The Company expects these sales to generate approximately $62 million in proceeds. Moreover, the Company anticipates being able to continue to utilize the State of Oregon tax-exempt bond program for its Oregon residences under development. The Company currently has an outstanding commitment from the Oregon tax-exempt bond program to provide approximately $1 million of financing for one residence and it has three applications under review which, if approved, will generate approximately $6.6 million in proceeds.

  The estimated cost to construct and fund start-up costs for the new facilities which the Company anticipates developing by December 31, 1998 is between $320 million and $350 million which substantially exceeds the funds currently available to the Company. Substantial additional financing will be required to complete the Company's growth plans. There can be no assurance that such financing will be available on acceptable terms. See "Risk Factors-- Need for Additional Financing".

  As of March 31, 1996, the Company had invested excess cash balances in short-term certificates of deposit and U.S. Treasury securities. The Company intends to satisfy future capital requirements for its development activities by various means, including financing obtained from sale/leaseback transactions, construction financing, long-term state bond financing, debt or equity offerings, such as this Offering, and, to the extent available, cash generated from operations.

INFLATION

  Management believes that the Company's operations have not been materially adversely affected by inflation. The Company expects salary and wage increases for its skilled staff will continue to be higher than average salary and wage increases, as is common in the health care industry. The Company expects that it will be able to offset the effects of inflation on salaries and other operating expenses by increases in rental and service rates, subject to applicable restrictions with respect to services that are provided to residents eligible for Medicaid reimbursement.

RECENT ACCOUNTING PRONOUNCEMENTS

  The Company has reviewed the requirements of the Financial Accounting Standard Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), and does not anticipate the expected undiscounted future cash flows generated by operating its long-lived assets to be less than the assets carrying amounts, therefore the Company does not anticipate any impact upon implementation of SFAS No. 121 in 1996.

  The Company has determined not to implement FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and will continue to comply with APB Opinion 25, "Accounting for Stock Issued to Employees", in accounting for stock-based compensation issued to employees. The Company will record any stock-based compensation to non-employees in accordance with SFAS No. 123. The Company will adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The Company will comply with the disclosure requirements beginning January 1, 1996.

                                   BUSINESS

OVERVIEW

  The Company develops, owns, leases and operates assisted living residences, an increasingly popular form of housing for senior citizens who, although generally ambulatory, need help with the activities of daily living. In addition to housing, the Company provides personal care and support services, and makes available routine nursing services (as permitted by applicable government regulations) designed to meet the needs of its residents. The Company believes that this combination of housing, personal care and support services provides a cost-efficient alternative and provides an independent lifestyle for individuals who do not require the broader array of medical services that nursing facilities are required by law to provide.

  The Company was founded in July 1994 by Dr. Keren B. Wilson, the Company's Chief Executive Officer and President, to develop, own, lease and operate assisted living residences. The Company completed its initial public offering in November, 1994 and immediately began operating five assisted living residences containing an aggregate of 137 units. As of June 17, 1996, the Company owned or leased a total of 43 assisted living residences containing an aggregate of 1,486 units. For the three months ended March 31, 1996, the Company's nine stabilized residences which are defined as those residences that had been operating for nine months prior to the beginning of the period or had achieved 95% occupancy within the first nine months of operations, had average occupancies of approximately 99%. The average monthly rental for the nine Stabilized Residences for the three months ended March 31, 1996 was approximately $1,682 per unit. The Company's total residences had average occupancies of approximately 78% and an average monthly rental of $1,595 per unit for the same period. The Company had revenues of $2.8 million and a net loss of $187,000 for the three months ended March 31, 1996. The Company anticipates that a majority of its revenues will continue to come from private pay sources. However, the Company believes that locating residences in states with favorable regulatory and reimbursement climates should provide a stable source of residents eligible for Medicaid reimbursement to the extent that private pay residents are not available and, in addition, provide the Company's private pay residents with alternative sources of income when their private funds are depleted and they become Medicaid eligible.

  Currently, all of the Company's operating residences are located in small communities in Oregon, Washington and Texas. The Company had 43 residences opened as of June 17, 1996. Of the 43 residences opened by the Company, 14 of the residences were owned and 29 of the residences were leased. The Company is currently developing and, to a lesser extent, seeking to acquire additional assisted living residences in small communities in Oregon, New Jersey, Texas, Washington, Ohio, Idaho and other states with regulatory and reimbursement climates that the Company believes are favorable. As of June 17, 1996, the Company had commenced construction on 20 residences (approximately 746 units), had agreed to lease upon completion two residences (66 units) that were being developed by outside developers and had entered into a management agreement to operate one residence (45 units). In addition, the Company had entered into land purchase option agreements for the development of 41 residences. The Company generally does not acquire sites for development until it has completed its feasibility analysis and appropriate zoning has been obtained. Capital expenditures for 1996, which relate primarily to the development of new residences, are estimated to total approximately $72 to $88 million, of which approximately $20 million had been spent through March 31, 1996.

INDUSTRY

  The long-term care industry encompasses a continuum of accommodations and health care services that are provided primarily to the elderly. For those among the elderly requiring limited services, home-based care in the elderly person's home or in a retirement center offers a viable option for assistance on an "as required" basis. Services provided by congregate and retirement centers are often limited to meals, housekeeping and laundry. As an elderly person's needs for assistance increase, care in an assisted living residence, where assistance with personal care (such as dressing and bathing), support services (such as housekeeping and laundry), and routine nursing services (such as assistance with taking medication and health monitoring), are available, is often preferable to home-based care. For those elderly people in need of specialized support, rehabilitative, nutritional, respiratory, and other skilled treatments, care in a nursing facility may be required. Generally, assisted living residents have higher acuity levels than residents of congregate and retirement living centers but lower acuity levels than patients in skilled nursing facilities.

  Assisted living is designed to enhance both the physical and psychological well-being of the frail elderly by promoting their independence in a home-like setting. The services and supervision provided are intended to optimize the residents' abilities and foster their autonomy. Residents are typically individuals who do not require the 24-hour skilled medical care provided in nursing care facilities, but who are unable, for various reasons, to live alone. The Company believes that the assisted living industry is among the most rapidly expanding sectors of the senior care marketplace. The Company believes that the following factors should continue to positively affect the assisted living industry:

  Limited Supply of Nursing Facility Beds. The majority of states have adopted certificate of need ("CON") or similar statutes that generally require a state agency to determine that a need exists prior to the addition of new beds, or the addition of new services which may be reimbursable, either in whole or in part, by one or more government funded programs. Additionally, the Company believes that high construction costs, limitations on government reimbursement for the full cost of construction and start-up expenses further restrain the growth in the supply of such facilities and beds.

  Aging Population. According to the U.S. Bureau of Census, the number of individuals in the United States 85 years and older is expected to increase by approximately 43% during the 1990s, from 3.0 million in 1990 to an estimated
4.3 million in 2000, as compared to total U.S. population growth of approximately 11% during the same period. It is further estimated that approximately 57% of the population of seniors over age 85 currently need assistance with activities of daily living and more than one-half of all seniors are likely to develop Alzheimer's disease or other cognitive disorders by age 85.

  Lower Average Cost. The Company believes that the average annual cost to residents of receiving assisted living care in the Company's residences is approximately 60 to 80 percent of the cost of receiving similar care in a skilled nursing facility. According to the Marion Merrell Dow Inc. Managed Care Digest Series, Institutional Digest 1995, the average annual cost per person in 1994 in the United States for private, nursing home care was approximately $36,000. During the three months ended March 31, 1996, the Company's nine Stabilized Residences annualized revenue per resident was approximately $20,100.

  Cost Containment Pressures. Responding to rising health care costs, governmental and private payor sources have adopted cost containment measures that have encouraged reduced lengths of stay in hospitals. The result of this trend is an increase in the number of seniors requiring acute care who are more likely to receive care in a skilled nursing facility as opposed to an acute-care hospital. This, in turn, has caused nursing facility operators to focus on improving occupancy and increasing services to residents requiring these higher levels of care. As the level of care for nursing facility residents rises and the supply of nursing facility space is filled by residents having more acute needs, the Company believes that demand for assisted living residences will increase.

  Favorable Regulatory and Reimbursement Climate. In recent years, certain states have adopted laws or regulations permitting individuals with higher acuity levels to remain in assisted living communities, rather than requiring that those individuals be transferred to a skilled nursing facility. These changes have generally been prompted by the cost-containment pressures discussed above and a desire to reduce the demand for expensive skilled nursing services for the elderly. Ohio, Oregon, New Jersey, Texas and Washington are among the states that have adopted such regulations for the operation of assisted living residences. Each of these states, for example, allows assisted living facilities to provide certain skilled nursing services and permits occupancy by residents who may otherwise qualify for placement in a nursing facility.

  In addition, in 1981, the federal government approved a Medicaid waiver program, which permits states to develop programs relating to the health care and housing needs of the low-income elderly eligible for nursing home placement (the "Medicaid Waiver Program"). Medicaid waivers permit states to apply a portion of Medicaid funding for skilled nursing facility care to other forms of care, such as assisted living. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in skilled nursing facilities. Medicaid funds for assisted living services are currently available in twenty states. Medicaid Waiver Programs to fund assisted living services are being considered for implementation in additional states. The implementation of these favorable laws and regulations and the Medicaid Waiver Program have created a regulatory climate in these states that encourages the development of assisted living facilities.

  Consumer Acceptance. The Company believes assisted living is increasingly the preferred alternative of seniors and their families. Assisted living residents generally have greater independence, and assisted living services typically allow residents to "age in place" in a residential setting. The Company believes these factors result in a higher quality of life than would be experienced in a more institutional or clinical settings, such as a skilled nursing facility.

  Increasing Affluence of the Elderly. According to the United States Bureau of the Census, the median net worth of householders age 75 and older has increased from $61,491 in 1988 to $76,541 in 1992. Accordingly, the Company believes that the number of seniors who are able to afford high-quality residential environments, such as those offered by the Company, has increased in recent years.

STRATEGY

  The Company intends to expand its position as a provider of assisted living services through continued development and expansion opportunities. The Company generally locates its residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. The principal elements of the Company's strategy for achieving this objective are as follows:

  Expand Market Penetration. The Company intends to continue to grow primarily through the development of additional residences and to increase its market penetration in both existing and targeted markets. The Company targets smaller rural and suburban communities with an appropriate concentration of seniors. The Company also focuses on states with favorable regulatory environments and Medicaid reimbursement programs. In its targeted markets, the Company seeks to develop clusters of residences to enable the Company to realize operating efficiencies and economies of scale within a region.

  Service Higher Acuity Residents. The Company offers, directly and through ancillary services, higher levels of care to its residents than is typical in other assisted living residences. In addition, the Company will endeavor to make available third party providers to complement the Company's range of services in order to meet the varied needs of its residents. By providing access to both a more intensive and broader spectrum of care, the Company believes it will be more capable of providing residents the opportunity to "age in place", and thereby eliminate the need for its residents to be transferred to a higher acuity environment such as a skilled nursing facility.

  Pursue Joint Venture Opportunities. Where appropriate, the Company seeks to facilitate entry into new markets by entering into joint venture relationships. Assisted living residence joint ventures will generally consist of the Company providing strategic, operational and management services in exchange for an ownership interest. The Company believes that the implementation of these assisted living joint ventures will enable it to establish a presence in certain markets on an expedited basis while limiting its commitment of additional resources. The Company may also pursue joint ventures with other community-based providers, such as home health agencies. The Company believes that such joint ventures will allow it to offer additional services and generate additional resident referrals.

PROPERTIES

  The following chart sets forth, as of June 17, 1996, the location, ownership status, number of units, the licensure date and the occupancy at May 31, 1996 for the Company's residences.

                                                                   OCCUPANCY AT
RESIDENCE           LOCATION        OWNERSHIP UNITS LICENSURE DATE MAY 31, 1996
- ---------           --------        --------- ----- -------------- ------------
OREGON
Rackleff House      Canby           Leased(1)    25 December 1990       96%
Aspen Court         Madras          Owned        27 March 1991         100%
Juniper House       Pendleton       Leased(1)    26 April 1991         100%
Huffman House       Newberg         Leased(1)    26 October 1992        96%
Hillside House      Lincoln City    Owned        33 October 1994       100%
Brookside House     Redmond         Leased(1)    37 March 1995          95%
Davenport House     Silverton       Owned        30 July 1995          100%
Carriage House      Prineville      Owned        30 October 1995        83%
Parkhurst House     Hood River      Owned        30 October 1995        83%
Awbrey House        Bend            Owned        46 November 1995       78%
Adams House         Myrtle Creek    Leased(1)    34 March 1996          41%
                                              -----
 SUBTOTAL                                       344
                                              =====
TEXAS
Oakwood House       Marshall        Leased(1)    30 July 1995           90%
Alpine House        Longview        Leased(1)    30 September 1995      97%
Preston House       Sherman         Leased(1)    30 October 1995        90%
Cedarview House     Gun Barrel City Leased(1)    30 October 1995        97%
Winkler House       Carthage        Leased(1)    30 October 1995        73%
Lakeland House      Athens          Leased(1)    30 November 1995       90%
Harrison House      Greenville      Leased(1)    30 November 1995       83%
Angelina House      Jacksonville    Leased(1)    39 December 1995       82%
Wheeler House       Gainesville     Leased(1)    30 January 1996        53%
Hickory House       Levelland       Leased(1)    30 January 1996        73%
Hopkins House       Sulphur Springs Leased(1)    30 January 1996        73%
Katy House          Denison         Leased(1)    30 January 1996        60%
Wren House          Cleburne        Leased(1)    36 January 1996        90%
Hoyt House          Sweetwater      Leased(1)    30 March 1996          53%
Sabine House        Orange          Leased(1)    36 March 1996          33%
Potter House        Amarillo        Leased(1)    50 March 1996          86%
Lucas House         Beaumont        Leased(1)    50 April 1996          42%
Neches House        Lufkin          Leased(1)    39 May 1996            28%
Rose House          Port Arthur     Leased(1)    50 May 1996            34%
Marcy House         Big Spring      Owned        38 June 1996           N/A
Austin House        Nacogdoches     Owned        30 June 1996           N/A
Millican House      Bryan           Owned        30 June 1996           N/A
Mackenzie House     Lubbock         Owned(2)     50 June 1996           N/A
Lakewell House      Mineral Wells   Owned        30 June 1996           N/A
Bradfield House     Mesquite        Owned(2)     50 June 1996           N/A
Santa Fe House      Plainview       Owned        36       (3)           N/A
Connor House        Canyon          Owned        30       (3)           N/A
                                              -----
 SUBTOTAL                                       954
                                              =====
WASHINGTON
Chenoweth House     Kennewick       Leased(1)    36 December 1995       97%
Orchard House       Grandview       Leased(1)    36 February 1996       56%
Pioneer House       Walla Walla     Leased(1)    36 February 1996       94%
Mountainview House  Camas           Leased(1)    36 March 1996          36%
Lexington House     Vancouver       Leased(1)    44 June 1996           N/A
                                              -----
 SUBTOTAL                                       188
                                              -----
TOTAL                                         1,486
                                              =====

- --------
(1) The initial lease terms range from ten to twenty years. The Company is responsible for all costs including repairs to the residence, property taxes, and other direct operating costs of the residences. Building rent is recorded on a straight-line basis for those residences which have a specified rent increase. Building rent is recorded as incurred for those residences which have annual increases based on an increase in the consumer price index.


(2) The Company has entered into an agreement to sell to and lease back the residence from a REIT.

(3) Certificates of occupancy have been received and licensure is pending.


  The Company also leases approximately 3,500 square feet of office space in Portland, Oregon which houses its corporate and northwest regional headquarters. Due to the recent construction of its owned and leased residences, the Company believes that these residences are suitable and adequate for the conduct of its business and operations.

DEVELOPMENT

  The Company is developing additional residences in Oregon, New Jersey, Texas, Washington, Ohio, Idaho and other states. As of June 17, 1996, the Company had commenced construction on 20 residences, had agreed to lease upon completion two residences which were being developed by outside developers, and had entered into a management agreement to operate one residence upon its completion. The following sets forth the location, number of units and expected commencement of operations for these residences:

                                                                      EXPECTED COMMENCEMENT
       LOCATION                       UNITS                             OF OPERATIONS(1)
       --------                       -----                           ---------------------
       IDAHO
        Hayden                          39                                  Q 3 1996
                                       ---
       OHIO
        Bellefontaine                   35                                  Q 3 1996
        Bucyrus                         35                                  Q 3 1996
        Defiance                        39                                  Q 3 1996
                                       ---
                                       109
                                       ---
       OREGON
        Brookings                       36                                  Q 2 1996
        Newport(2)                      36                                  Q 2 1996
        Astoria                         28                                  Q 2 1996
        Grants Pass(3)                  45                                  Q 3 1996
        Sutherlin(4)                    30                                  Q 3 1996
        Klamath Falls                   35                                  Q 3 1996
        Estacada                        30                                  Q 3 1996
        Talent                          36                                  Q 4 1996
                                       ---
        SUBTOTAL                       276
                                       ---
       TEXAS
        Conroe                          38                                  Q 2 1996
        Pampa                           36                                  Q 2 1996
        Abilene                         38                                  Q 3 1996
        Grandbury(4)                    36                                  Q 3 1996
        College Station                 39                                  Q 3 1996
        Henderson                       30                                  Q 3 1996
        Midland                         50                                  Q 3 1996
        Rowlett                         36                                  Q 3 1996
        Wichita Falls                   50                                  Q 3 1996
                                       ---
        SUBTOTAL                       353
                                       ---
       WASHINGTON
        Kelso                           40                                  Q 2 1996
        Battle Ground                   40                                  Q 3 1996
                                       ---
        SUBTOTAL                        80
                                       ---
        TOTAL                          857
                                       ===

- --------
(1) The quarter in which the residence expects to receive its certificate of occupancy. The Company anticipates that the residence will receive its licensure within 1 to 2 months of receiving its certificate of occupancy. See "Risk Factors--No Assurance as to Ability to Develop or Acquire additional Living Residences."

(2) The Company has control of this site through a 31 year land lease with two consecutive 30-year extensions.

(3) The Company has agreed to operate this residence under a management agreement upon completion.

(4) The Company has agreed to lease these residences from outside developers upon completion.

  The Company has also entered into land purchase option agreements in connection with the acquisition of 41 sites which it may develop into additional residences. The Company has made initial deposits relating to these sites and has completed or is in the process of completing its demographic analysis and initial architectural plans for purposes of building assisted living residences and anticipates that one of these residences will open in the third quarter and 16 will open in the fourth quarter.

  The Company generally locates its residences in well-established residential neighborhoods in smaller rural and suburban communities, where the population typically ranges from 10,000 to 40,000 with a higher than average percentage of middle aged or elderly individuals. To provide the appropriate level of personal care efficiently and economically, and to ensure that residents are not intimidated by residence size, the Company develops residences ranging in size from 30 to 50 residential units and containing approximately 16,000 to 32,000 total square feet, with each unit comprising an average of 320 square feet of private living space.

  The Company either retains outside developers to construct residences, or acquires newly-constructed residences from developers under "turn-key" agreements. The Company approves all aspects of development including, among other things, site selection, plans and specifications, the proposed construction budget and selection of the architect and general contractor. The Company estimates the average construction time for a typical residence to be approximately five to nine months, depending upon the number of units. The Company estimates that, once developed, it takes approximately nine months after licensure for each residence to achieve a stabilized occupancy level of 95% or higher. The Company anticipates that each residence will have an operating loss (prior to depreciation, rent or interest, if any) of $10,000 during the first three to four months of operation. To the extent the Company sells a residence and leases it back or otherwise finances it within four months of the commencement of operations, the aggregate loss may increase by up to an additional $40,000.

SERVICES

  The Company's residences offer residents a supportive, "home-like" setting and assistance with activities of daily living. Residents are individuals who, for a variety of reasons, cannot live alone but do not typically need the 24-hour skilled medical care provided in nursing facilities. Services provided to these residents are designed to respond to their individual needs and to improve their quality of life. This individualized assistance is available 24 hours a day, to meet both anticipated and unanticipated needs. General services in the Company's residences include the provision of three meals per day, laundry, housekeeping and maintenance. Available support services include personal care and routine nursing care, social and recreational services, transportation and other special services needed by the resident. Personal care includes services such as bathing, dressing, personal hygiene, grooming, as well as eating and ambulating assistance. Routine nursing services, which are made available and are provided according to the residents individual need and state regulatory requirements, include assistance with taking medication, skin care and injections. Organized activities are available for social interaction and entertainment. Special services available include banking, grocery shopping and pet care. The Company also arranges access to additional services beyond its provision of basic housing and related services, including physical therapy, pharmacy services and the sale or lease of durable medical equipment.

  Although a typical package of basic services provided to a resident includes meals, housekeeping, laundry and personal care, the Company does not have a standard service package for all residents. Instead, it is able to accommodate the changing needs of its residents through the use of individual service contracts and flexible staffing patterns. The Company's multi-tiered rate structure for the services it provides is based upon the acuity of, or level of services needed by, each resident. Supplemental and specialized health care services for those residents requiring 24-hour supervision or more extensive assistance with activities of daily living are provided by third-party providers who are reimbursed directly by the resident or a third-party payor (such as Medicaid or long term care insurance). The Company assesses the level of need of each resident regularly.

OPERATIONS

  The day-to-day operations of each residence are managed by an on-site program director who is responsible for the overall operation of the residence, including quality of care, marketing, social services and financial performance. The program director is assisted by professional and non-professional personnel, some of whom may be independent providers or part-time personnel, including nurses, personal service assistants, maintenance and kitchen personnel. The Company's facilities do not have any doctors on staff. The nursing hours vary depending on the residents' needs. The Company consults with outside providers, such as registered nurses, pharmacists, and dietitians, for purposes of medication review, menu planning and responding to any special dietary needs of its residents. Personal care, dietary services, housekeeping and laundry services are performed primarily by personal service assistants who are full-time employees of the Company. Maintenance services are performed by part-time employees, while landscaping services are typically performed by third-party contractors.

  The Company manages its residences, which includes the development of operating standards and the provision of recruiting, training and accounting services. The Company utilizes regional offices that include a team leader who typically oversees four to six residences and works under the supervision of a regional manager. The team leader is responsible for monitoring and supervising all aspects of operations in the region, including reviewing and monitoring compliance with corporate policies and procedures, and acting as a liaison between the residences and corporate headquarters. The regional office team leaders oversee the day-to-day operations of the residences. Financial oversight, including all disbursements, are managed at the corporate office.

  Presently, the residence personnel are supported by a corporate staff based at the Company's headquarters. Corporate personnel work with the program directors to establish residence goals and strategies, quality assurance oversight, development of Company policies and procedures, development and implementation of new programs, cash management and treasury functions and human resource management.

COMPETITION

  The long-term care industry generally is highly competitive and the Company expects that the assisted living business in particular will become more competitive in the future. The Company competes with numerous other companies providing similar long-term care alternatives, such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. The Company expects that, as assisted living receives increased attention and the number of states which include assisted living in their Medicaid programs increases, competition will grow from new market entrants, including publicly and privately held companies focusing primarily on assisted living. Nursing facilities that provide long-term care services are also a potential source of competition for the Company. Providers of assisted living residences compete for residents primarily on the basis of quality of care, price, reputation, physical appearance of the facilities, services offered, family preferences, physician referrals, and location. Some of the Company's competitors operate on a not-for-profit basis or as charitable organizations. Some of the Company's competitors are significantly larger than the Company and have, or may obtain, greater resources than those of the Company. The Company believes that there is moderate competition for less expensive segments of the private market and for Medicaid patients in small communities. The Company's major competitors are other long-term care facilities within the same geographic area as its residences because management's experience indicates that senior citizens who move into living communities frequently choose communities near their homes.

FUNDING FOR ASSISTED LIVING CARE

  Assisted living residents or their families generally pay the cost of care from their own financial resources. Depending on the nature of an individuals health insurance program or long-term care insurance policy, the individual may receive reimbursement for costs of care under an "alternative care benefit." Government payments for assisted living have been limited. Some state and local governments offer subsidies for rent or services for low income elders. Others may provide subsidies in the form of additional payments for those who receive Supplemental Security Income (SSI). Medicaid provides coverage for certain financially or medically needy persons, regardless of age, and is funded jointly by federal, state and local governments. Medicaid reimbursement varies from state to state. Although a majority of the Company's revenues come from private payors, the cost structure of the residences has historically been, and is expected to continue to be, sufficiently low so that the residences are able to operate profitably if all of their revenues are derived through Medicaid reimbursements.

  In 1981, the federal government approved a Medicaid waiver program called Home and Community Based Care which was designed to permit states to develop programs specific to the healthcare and housing needs of the low-income elderly eligible for nursing home placement (a "Medicaid Waiver Program"). In 1986, Oregon became the first state to use federal funding for licensed assisted living services through a Medicaid Waiver Program authorized by the Health Care Financing Administration ("HCFA"). Under a Medicaid Waiver Program, states apply to HCFA for a waiver to use Medicaid funds to support community-based options for the low-income elderly who need long-term care. These waivers permit states to reallocate a portion of Medicaid funding for nursing facility care to other forms of care such as assisted living. In 1994, the federal government implemented new regulations which empowered states to further expand their Medicaid Waiver Programs and eliminated restrictions on the amount of Medicaid funding states could allocate to community-based care, such as assisted living. A limited number of states including Oregon, New Jersey, Texas, Washington, Ohio and other states currently have, or will have, operating Medicaid Waiver Programs that allow them to pay for assisted living care. Without a Medicaid Waiver Program, states can only use federal Medicaid funds for long-term care in nursing facilities.

  During the year ended December 31, 1995 and the three months ended March 31, 1996, direct payments received from state Medicaid agencies accounted for approximately 21% and 14% respectively of the Company's revenue while the tenant-paid portion of Medicaid residents accounted for approximately 10% and 8% of the Company's revenue during these periods. The Company expects that state Medicaid reimbursement programs will constitute a significant source of revenue of the Company

GOVERNMENT REGULATION

  The Company's assisted living residences are subject to certain state regulations and licensing requirements. In order to qualify as a state licensed facility, the Company's residences must comply with regulations which address, among other things, staffing, physical design, required services and resident characteristics. The Company has obtained licenses in Oregon, Washington, and Texas, and expects that it will obtain licenses in other states as required. The Company's residences are also subject to various local building codes and other ordinances, including fire safety codes. These requirements vary from state to state and are monitored to varying degrees by state agencies.

  The Company believes that its residences are in substantial compliance with all applicable regulatory requirements. However, in the ordinary course of business, a residence can be cited for a deficiency. In such cases, the appropriate corrective action is taken. No actions are currently pending on any of the Company's residences nor have any of them been cited for non-compliance with regulatory requirements.

  As a provider of services under the Medicaid program in the United States, the Company is subject to Medicaid fraud and abuse law, which prohibits any bribe, kickback, rebate or remuneration of any kind in return for the referral of Medicaid patients, or to induce the purchasing, leasing, ordering or arranging of any goods or services to be paid for by Medicaid. Violations of these laws may result in civil and criminal penalties and exclusions from participation in the Medicaid program. The Inspector General of the Department of Health and Human Services issued "safe harbor" regulations specifying certain business practices which are exempt from sanctions under the fraud and abuse law. Several states in which the Company operates or intends to operate have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers if such arrangements are designed to induce or encourage the referral of patients to a particular provider. The Company at all times attempts to comply with all applicable fraud and abuse laws. There can be no assurance that administrative or judicial interpretation of existing laws or regulations or enactments of new laws or regulations will not have a material adverse effect on the Company's results of operations or financial condition.

  Currently, assisted living residences are not regulated as such by the federal government. State standards required of assisted living providers are less in comparison with those required of other licensed health care operators. For instance, the states initially targeted for development/expansion by the Company do not set staffing ratios. Current Medicaid regulations provide for comparatively flexible state control over the licensure and regulation of assisted living residences. There can be no assurance that federal regulations governing the operation of assisted living residences will not be implemented in the future or that existing state regulations will not be expanded.

EMPLOYEES

  As of March 31, 1996, the Company had approximately 705 employees, of which 257 were full-time employees and 448 were part-time employees. None of the Company's employees are represented by any labor union. The Company believes that its labor relations are good.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the directors, executive officers and certain other key employees of the Company:

NAME                     AGE                POSITION WITH THE COMPANY
- ----                     ---                -------------------------
DIRECTORS AND EXECUTIVE
 OFFICERS
Keren Brown Wilson......  47 Chief Executive Officer, President and Director
Stephen Gordon..........  46 Chief Financial Officer and Chief Administrative Officer
William McBride
 III(1)(2)..............  36 Chairman of the Board of Directors
Andre C.
 Dimitriadis(1)(2)......  55 Director
Richard C. Ladd(2)......  57 Director
Bradley G. Razook(1)....  40 Director
CERTAIN KEY EMPLOYEES
Connie J. Baldwin.......  51 Director of Operations
Rhonda S. Marsh.........  29 Controller

- --------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  The Board of Directors currently consists of five persons. Directors are elected for one-year terms expiring at the next annual meeting of shareholders and will hold office until their successors are duly elected and qualified.

  Dr. Keren Brown Wilson is a co-founder of the Company and became the Chief Executive Officer and President and a director of the Company upon its formation in July 1994. Dr. Wilson has 20 years of experience in aging service delivery systems and has, for the past eleven years, focused primarily on assisted living. From 1988 to September 1994, Dr. Wilson was the President and sole director of Concepts in Community Living, a corporation which specializes in the development and management of assisted living residences. From 1992 to August 1994, Dr. Wilson was also President of Sterling Management Company, a company which provides management services to private (non-Medicaid) assisted living facilities in the state of Kansas. From 1986 to 1988, Dr. Wilson was a Senior Vice President at Milestone, Inc., an assisted living development and management company. Prior to 1986, Dr. Wilson was an owner and management agent for Park Place Living Center in Portland, Oregon, and the Director of Research and Education for the Oregon Association of Homes for the Aging in Portland, Oregon. Since 1983, Dr. Wilson has also been an Associate Professor at the Institute for Aging at Portland State University. In these capacities, Dr. Wilson was responsible for designing, developing and managing the state of Oregon's first assisted living residence along with the states first Medicaid-eligible assisted living residence.

  Stephen Gordon is the Chief Administrative Officer and Chief Financial Officer and has over twenty years of financial services industry experience. From April 1990 to July 1995, Mr. Gordon was the manager of Housing Finance for the Oregon Housing and Community Services Department. In this capacity, Mr. Gordon was instrumental in the development of over 5,000 units of affordable housing for the state. Under the state's elderly and disabled program, Mr. Gordon was responsible for the funding of over 1,000 units of assisted living housing for the elderly. Mr. Gordon has a Bachelor of Science from the University of California, Los Angeles.

  William McBride III is a co-founder of the Company and has been a director since its formation. Mr. McBride is President and Chief Operating Officer of LTC Properties, Inc. (LTC), a health care real estate investment trust specializing in the long-term care industry, which was co-founded by Mr. McBride in 1992. Prior to founding LTC, Mr. McBride was employed from April 1988 to July 1992 by Beverly Enterprises, Inc., an owner/operator of long-term care facilities, retirement living facilities and pharmacies where he served as Vice President, Controller and Chief Accounting Officer. From 1982 to 1988, Mr. McBride was employed by the public accounting firm of Ernst & Young. Mr. McBride serves as a member of the board of directors of LTC and Malan Realty Investors, Inc.

  Andre C. Dimitriadis is a co-founder of the Company and has been a director since its formation. Mr. Dimitriadis is Chairman and Chief Executive Officer of LTC, which he co-founded with Mr. McBride in 1992. Prior to founding LTC, Mr. Dimitriadis was employed from October 1989 to May 1992 by Beverly Enterprises, Inc., where he served as Executive Vice President and Chief Financial Officer. From 1985 to 1989, Mr. Dimitriadis was employed by American Medical International, Inc., an owner/operator of hospitals, where he served as Executive Vice President Finance, Chief Financial Officer and Director. Mr. Dimitriadis serves as a member of the board of directors of LTC, Magellan Health Services, Inc. and Health Management, Inc.

  Richard C. Ladd has been a director of the Company since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and human services consultation firm. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. Mr. Ladd currently serves on the U.S. Advisory Panel on Quality of Care in Board and Care Facilities and is an adjunct member of the faculty at the Lyndon Baines Johnson School of Public Affairs at the University of Texas. He is also a member of numerous professional and honorary organizations, including the National Academy of State Health Policy, as a member of its Executive Committee.

  Bradley G. Razook has been a director of the Company since August 1994. Mr. Razook is an Executive Vice President of National Westminster Bank PLC, New York Branch ("NatWest Markets") which he joined in 1990. From 1985 to 1990, Mr. Razook was a First Vice President and counsel at Drexel Burnham Lambert, Inc., an investment banking firm. See "Underwriting."

  Connie J. Baldwin has over twenty years of experience in designing and implementing services to the elderly and joined the Company in February of 1995 as Director of Operations. From December 1993 to January 1995, Ms. Baldwin was Executive Director for the Center for Developing Older Adult Resources, a non-profit entity in Phoenix, Arizona. From September 1990 to December 1993, she was the Health Care Administrator for Managed Care Systems, a division of the state of Arizona's Long-Term Care Medicaid Program. In addition, Ms. Baldwin has held the position of Manager of Home and Community Based Care in the State of Oregon with the Senior and Disabled Services Department and was instrumental in the development of the State's assisted living rules.

  Rhonda S. Marsh joined the Company as Controller in November 1995. From March 1995 to October 1995, Ms. Marsh was Compliance Controller and Acting Accounting Manager for Integrated Measurement Systems, Inc. From November 1992 to March 1995 Ms. Marsh worked at KPMG Peat Marwick LLP, an international accounting firm. From 1989 to October 1992, she was the Corporate Controller of Evergreen International Aviation, Inc.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors is comprised of Messrs. McBride, Dimitriadis and Razook. The Compensation Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Compensation Committee also is responsible for the administration of the Company's 1994 Stock Option Plan and is authorized to determine the options to be granted under the plan and the terms and provisions of such options.

  Mr. McBride and Mr. Dimitriadis are the President and Chairman, respectively, of LTC. The Company has completed certain sale-leaseback transactions, and has agreed to enter into certain additional sale-leaseback transactions with LTC. Mr. Razook is a managing director of NatWest Markets, an investment banking firm that has provided investment banking services to the Company in the past, and may do so in the future. See "Certain Transactions" and "Underwriting."

COMPENSATION OF DIRECTORS

  Each Director receives a fee of $12,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. In addition, the Company reimburses the directors for travel expenses incurred in connection with their duties as directors of the Company. During 1995, the Company granted the directors non-qualified options to purchase a total of 70,000 shares of Common Stock at $13.00 per share, subject to shareholder approval of an amendment to the Company's 1994 Stock Option Plan increasing the number of shares covered by the plan from 300,000 to 600,000. Dr. Wilson, Mr. McBride and each of the non-employee directors received options to purchase 40,000, 7,500 and 7,500 shares of Common Stock, respectively. Such options vest ratably on each of November 27, 1996, 1997 and 1998 or such director's earlier death or disability, and are exercisable within seven years from the date of vesting.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer (the "Named Executive Officer"). No other executive officer of the Company received total compensation of $100,000 or more in fiscal 1995.

SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                            ANNUAL COMPENSATION        COMPENSATION
                      -------------------------------- ------------
                                                          AWARDS
                                                       ------------
                                                        SECURITIES
      NAME AND                            OTHER ANNUAL  UNDERLYING    ALL OTHER
 PRINCIPAL POSITION   YEAR  SALARY  BONUS COMPENSATION   OPTIONS    COMPENSATIONS
 ------------------   ---- -------- ----- ------------ ------------ -------------
 Keren B. Wilson....  1995 $100,000  --       --          40,000         --
                      1994   33,333  --       --          60,000         --

STOCK OPTION GRANTS

  The following table provides information on stock options granted during 1995 to the Named Executive Officer.

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AS ASSUMED
                                                                         ANNUAL RATE OF
                                                                           STOCK PRICE
                                                                          APPRECIATION
                                                                       FOR OPTION TERM (2)
                                                                      ---------------------
                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                     % OF TOTAL
                                      OPTIONS
                         NUMBER OF   GRANTED TO  EXERCISE
                          OPTIONS   EMPLOYEES IN PRICE PER EXPIRATION
          NAME           GRANTED(1) FISCAL YEAR    SHARE     DATES      5% ($)    10% ($)
          ----           ---------- ------------ --------- ---------- ---------- ----------
Keren B. Wilson.........   13,333       8.7%      $13.00   11/27/2003     82,759    198,222
                           13,333       8.7%       13.00   11/27/2004     95,564    235,378
                           13,333       8.7%       13.00   11/27/2005    109,008    276,249

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

- --------
(1) These options become exercisable in three equal portions of 13,333 on November 27, 1996, 1997 and 1998, and expire in each case on the seventh anniversary of the date the option becomes exercisable.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

STOCK OPTION HOLDINGS

  The following table provides information with respect to the Named Executive Officer concerning unexercised stock options held as of December 31, 1995. No stock options were exercised by the Named Executive Officer during 1995.

                      FISCAL YEAR-END STOCK OPTION VALUES

                                                         VALUE OF UNEXERCISED
                               NUMBER OF UNEXERCISED         IN-THE MONEY
                                    OPTIONS AT                OPTIONS AT
                                  FISCAL YEAR END           FISCAL YEAR(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Keren B. Wilson.............   20,000       80,000       $77,500     $162,500

- --------
(1) The exercise price of Dr. Wilson's options to purchase Common Stock is $9.25 per share for 60,000 shares and $13.00 per share for 40,000 shares. The closing trading price on the American Stock Exchange for the Common Stock on December 31, 1995 was $13.125.

EMPLOYMENT AGREEMENTS

  Dr. Wilson has entered into an employment agreement (the "Employment Agreement") providing for service to the Company as Chief Executive Officer. During the term of her employment by the Company, Dr. Wilson as agreed to devote substantially all of her time to the business of the Company and not engage in any business of the type conducted by the Company without the approval of the Board of Directors.

  Dr. Wilson's Employment Agreement expires on August 31, 1997, such date to be automatically extended until the earlier of (i) her death or disability,
(ii) termination by the Company "for cause," (iii) her voluntary resignation "for good reason" or otherwise or (iv) the third anniversary of the Company's notice to Dr. Wilson of termination other than "for cause." In the event Dr. Wilson is terminated not for cause or voluntarily terminates her employment "for good reason," she shall receive her base salary for three years from the date of the notice of termination and retain all her Company stock options, whether or not vested.

  Under the Employment Agreement, termination for cause includes termination for material disloyalty, failure to perform one's duties as an officer, willful violation of a board directive and felony conviction, and resignation for good reason is defined as resignation due to (i) a diminution in the duties or compensation of such executive officer which is not part of an overall diminution for all executive officers of the Company or (ii) the Company's material breach of the Employment Agreement or the Stock Option Plan.

  Furthermore, the Employment Agreement provides that, for a period of three years after any termination of employment, Dr. Wilson may not (i) solicit any Company employees for employment, or (ii) commence any business, directly or indirectly, which is in competition with all or any portion of the Company's business in any state in which the Company operates or is in the process of developing more than three assisted living residences; provided, however, that in the event that Dr. Wilson's employment terminates after the first three years of her employment, Dr. Wilson may compete with the Company in Oregon.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Articles of Incorporation, as amended, and the Bylaws of the Company provide for indemnification of the officers, employees and agents of the Company pursuant to the Nevada General Corporation Law (the "NGCL"). The NGCL permits the indemnification of any officer, director, employee or agent of the Company against expenses and liabilities in any action arising out of such person's activities on behalf of the Company, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company or in a manner he had not reasonable cause to believe was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions of otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

STOCK OPTION PLAN

  The Committee administers the Company's 1994 Stock Option Plan, as amended (the "Plan"), which provides for grants of incentive and non-qualified stock options to the Company's executive officers, as well as its directors and other key employees. Under the Plan, options are granted to provide incentives to participants to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in shareholder value. Currently, the Plan has no pre-set formula or criteria for determining the number of options that may be granted. The Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers. The Company currently has reserved 586,666 shares of Common Stock for issuance under the Plan.

                             CERTAIN TRANSACTIONS

  Dr. Wilson holds interests in each of the entities from which the Company purchased two of the initial properties known as Aspen Court and Hillside House. Because of Dr. Wilson's conflict of interest, she did not participate in any of the negotiations related to such transactions and the Company has received independent appraisals for such properties, whose purchase prices (excluding closing costs) exceed their appraised values by $509,000. These appraisals, however, only reflect the value of the real property and do not include the intangible value of the existing and future operations and resident base. Dr. Wilson received approximately $169,000 from the Company's purchase of Aspen Court and approximately $65,000 (jointly with her husband) from the Company's purchase of Hillside House.

  Dr. Wilson also held, and her husband currently holds, an interest in ALF, the entity which leases four of the initial properties to the Company. The payment terms of the ALF Leases were based on the residences' historical operating results. The aggregate annual lease payments, when expressed as a percentage of the independent appraisal values of such leased properties, reflects an average blended lease rate of approximately 10.8% for such properties, which the Company believes is typical for leases in the health care industry. Dr. Wilson sold her interest in ALF in the first half of 1995. As a 25% shareholder in ALF, Dr. Wilson's husband may receive dividends, which may be generated as a result of payments under the ALF Leases. The "blended lease rate" is the amount of annual rent divided by the appraised value of the property. Payments made with respect to the ALF Leases were $37,000 for the one month ended December 31, 1994, $734,000 for the year ended December 31, 1995 and $196,000 for the three months ended March 31, 1996.

  Prior to April 18, 1996, Dr. Wilson owned all of the outstanding stock of Concepts in Community Living, Inc. ("CCL"). On such date, Dr. Wilson transferred her interest in CCL to her husband. CCL provides services to several of the developers that have contracted with the Company to build and develop assisted living facilities. CCL has performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000. The direct costs incurred by CCL in performing these services, exclusive of the compensation paid to Dr. Wilson's husband, was approximately $452,000. No fees were paid to CCL during 1994 or the three months ended March 31, 1996.

  The Chairman and President of LTC Properties, Inc. ("LTC"), Andre C. Dimitriadis and William McBride III, respectively, are members of the Board of Directors and shareholders of the Company. Messrs. Dimitriadis and McBride (Chairman of the Board of Directors of the Company) own 274,600 (1.7%) and 135,000 (0.7%) shares, respectively, in LTC. Since January 1, 1995, the Company sold to LTC, through sale and leaseback transactions, 10 residences in Texas with a combined total of 344 units for a total purchase price of $18,100,000. Annual rental payments to LTC with respect to such residences are approximately $1,847,700 ($63,300 in rent was paid in 1995). In addition, the Company sold to LTC through sale and leaseback transactions, five residences in Washington with a combined total of 188 units for a total purchase price of $11,280,000. Annual rental payments to LTC with respect to such residences are approximately $948,000. The sales prices for the residences the Company has sold to LTC to date approximate cost.

  Bradley Razook, a director of the Company, is an Executive Vice President of NatWest Markets, an investment banking firm. NatWest acted as placement agent with respect to the original placement of the Debentures. NatWest Markets is an affiliate of NatWest Securities Limited, which acted as one of the underwriters in the Company's initial public offering. NatWest Markets and its affiliates may provide additional investment banking services to the Company in the future. See "Underwriting."

          PRINCIPAL AND SELLING STOCKHOLDERS AND MANAGEMENT OWNERSHIP

  The following table sets forth information as of March 28, 1996 with respect to the beneficial ownership of the Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of its Shares, (ii) each director of the Company, (iii) the Chief Executive Officer and (iv) the Company's directors and executive officers as a group, and assumes exercise of the Underwriters' over-allotment option.

                                                   SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                      OWNED PRIOR TO         NUMBER OF        OWNED AFTER
                                                     OFFERING (2)(3)       OVER-ALLOTMENT   OFFERING (2)(3)
                                                  ------------------------     SHARES     ---------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER (1)           NUMBER       PERCENT   BEING OFFERED   NUMBER     PERCENT
 ----------------------------------------         -----------   ---------- -------------- ---------- ----------
 Keren B. Wilson.................................     500,000        16.6%     25,000(4)     475,000      9.6%
 Andre C. Dimitriadis............................     198,667         6.6%     75,000(4)     123,667      2.5%
 William McBride III.............................     212,000         7.0%     50,000(4)     162,000      3.3%
 Richard C. Ladd.................................       6,667        *            --           6,667     *
 Stephen Gordon..................................         --           --         --             --        --
 Bradley G. Razook (5)...........................      13,667        *            --          13,667     *
  175 Water Street, 20th Floor
  New York, NY 10038
 Palisade Capital Management (6).................     543,997        18.1%        --         543,997     11.0%
  One Bridge Plaza, Suite 695
  Fort Lee, NJ 07024
 The TCW Group, Inc. (7).........................     227,266         7.5%        --         227,266      4.6%
  865 South Figueroa St.
  Los Angeles, CA 90017
 Columbia Management Co., Inc. (8)...............     231,100         7.7%         --        231,100      4.7%
  1300 Southwest 6th Avenue
  Portland, Oregon 97206
 Waddell and Reed Investment Management Co. (9)..     474,532        15.7%        --         474,532      9.6%
  6300 Lamar Road
  Kansas City, Missouri 66201-9217
 All directors and executive officers as a group
  (6 persons)....................................     931,001        30.9%    150,000(4)     781,001     15.8%

- --------
*Less than 1%.
(1) Except as otherwise noted, the address of the Company's directors and officers is c/o Assisted Living Concepts, Inc., 9955 S.E. Washington, Suite 201, Portland, Oregon, 97216.
(2) Includes options to purchase 20,000 shares of Common Stock granted to Dr. Wilson, 20,000 to Mr. McBride and options to purchase 6,667 shares of Common Stock granted to Messrs. Dimitriadis, Ladd and Razook pursuant to the Company's 1994 Stock Option Plan which are exercisable within 60 days.

(3) Percentage ownership is based on 3,013,334 shares of Common Stock outstanding before this Offering and 4,933,334 shares of Common Stock outstanding after this Offering.
(4) Dr. Wilson is an officer and a director as well as a potential Selling Stockholder and Messrs. Dimitriadis and McBride are directors as well as potential Selling Stockholders. Dr. Wilson and Messrs. Dimitriadis and McBride will only sell shares in this Offering if the Underwriters' over-allotment option is exercised.
(5) Includes 7,000 shares owned by Mr. Razook's son.

(6) As of February 14, 1996, based on the Form 13G received by the Company. Includes approximately 300,000 shares issuable upon conversion of Debentures.

(7) As of February 12, 1996, based on the Form 13G received by the Company. Includes approximately 114,666 shares issuable upon conversion of Debentures.
(8) As of February 9, 1996, based on the Form 13G received by the Company.

(9) As of April 10, 1996, based on the Form 13G received by the Company. Includes approximately 133,333 shares issuable upon conversion of Debentures.

                         DESCRIPTION OF CAPITAL STOCK

  The following is a brief description of the capital stock of the Company, the NGCL and the provisions contained in the Company's Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The description which follows is qualified in its entirety by reference to the full text of the Articles of Incorporation and Bylaws.

  The Company's Articles of Incorporation authorize 40,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of June 13, 1996, the Company had 3,013,334 shares of Common Stock issued and outstanding and no outstanding shares of preferred stock.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all action to be taken by shareholders. Cumulative voting of shares is prohibited. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The Common Stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

  Holders of Common Stock are entitled to receive dividends if, as and when declared by the Company's Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued (and subject to any dividend restriction contained in any credit facility which the Company may enter into in the future) and distributed pro rata in accordance with the number of shares of Common Stock held by each shareholder. See "Risk Factors--Dividend Policy."

  The Common Stock is listed on the American Stock Exchange.

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

  The Company's Board of Directors is authorized, without further shareholder action, to issue the authorized shares of preferred stock from time to time and to divide any or all shares of the authorized preferred stock into series and, subject to limitations prescribed by law, to fix and determine the number of shares in and designations, preferences and relative, participating, optional or, unless in conflict with the Company's Articles of Incorporation, other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, if any, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not issued any shares of preferred stock or authorized any series of preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock or rights to purchase such shares.

  The issuance of shares of preferred stock by action of the Company's Board of Directors could adversely affect the voting power, dividend rights and other rights of holders of the Common Stock.

  Issuance of a series of shares of preferred stock also could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Company's Board of Directors is required to make a determination as to the best interests of the shareholders of the Company when issuing shares of preferred stock, the Company's Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority, of the shareholders might believe to be in the best interests of the Company or in which shareholders might receive a premium for their stock over the then prevailing market price. Although there are currently no plans to issue shares of preferred stock or rights to purchase such shares, management believes that the availability of the preferred stock will provide the

Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of preferred stock are available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may then be listed.

RESTRICTIONS ON BUSINESS COMBINATIONS AND CORPORATE CONTROL

  The NGCL contains provisions restricting the ability of a corporation to engage in business combinations with an "interested shareholder." Under the NGCL, except under certain circumstances, business combinations are not permitted for a period of three years following the date such shareholder became an interested shareholder. The NGCL defines an "interested shareholder," generally, as a person who beneficially owns 10% or more of the outstanding shares of a corporation's voting stock.

  In addition, the NGCL generally disallows the exercise of voting rights with respect to "control shares" of an "issuing corporation" (as defined in the NGCL). "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which, when crossed, trigger application of the voting bar with respect to the newly acquired shares. The NGCL also permits directors to resist a change or potential change in control of the corporation if the directors determine that such a change is opposed to or not in the best interest of the corporation.

LIMITATIONS ON DIRECTORS LIABILITY

  The Articles of Incorporation limit the liability of directors and officers to the Company or its shareholders to the fullest extent permitted by the NGCL. The inclusion of this provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

  The Company's 7% Convertible Subordinated Debentures due 2005 are convertible into Common Stock at any time after the effectiveness of a registration statement covering the 7% Debentures and prior to maturity, unless previously redeemed, into 1,333,333 shares at a price of $15.00 per share, subject to adjustment in certain cases. The Company has filed a registration statement covering the 7% Debentures and the shares issuable upon conversion thereof. Upon effectiveness of such registration statement, the 7% Debentures and such shares shall be freely tradeable. The Company has also registered approximately 586,666 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan, under which options to purchase 424,669 shares have been granted as of the date of this Prospectus.

  As of June 13, 1996, the Company had outstanding 3,013,334 shares of Common Stock. Upon completion of the Offering and assuming no exercise of the Underwriters' over-allotment option, the Company will have outstanding 4,813,334 shares of Common Stock. Of these shares, approximately 3,813,334 shares of Common Stock are freely transferable and tradable without restriction or further registration under the Securities Act except for any shares purchased by any affiliates of the Company, which will be subject to the resale limitations of Rule 144. The remaining 1,000,000 outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 adopted under the Securities Act (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption, including that provided by Rule 144. The holders of 960,000 Restricted Shares have agreed not to sell or otherwise dispose of such shares, without the prior written consent of NatWest Securities Limited, until 180 days after the date of this Prospectus. If the Underwriters exercise their over-allotment option, the 150,000 shares sold by Selling Stockholders pursuant to the over-allotment option will be freely transferable and tradable without restriction or further registration under the Securities Act except for any shares purchased by any affiliates of the Company, which will be subject to the resale limitations of Rule 144. As a result, only 850,000 shares of Common Stock will be Restricted Shares.

  In general, under Rule 144 as currently in effect, affiliates of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Persons holding shares of Common Stock which are restricted shares within the meaning of Rule 144 of the Securities Act, who have beneficially owned their shares for at least three years and who are not deemed "affiliates" of the Company are entitled to sell their shares under Rule 144 without regard to the volume limitations.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of Shares set forth opposite their respective names:

    NAME                                                       NUMBER OF SHARES
    ----                                                       ----------------
NatWest Securities Limited....................................
Dean Witter Reynolds Inc......................................
Smith Barney Inc..............................................
                                                                  ---------
    Total.....................................................    1,800,000
                                                                  =========

  The Underwriters are committed to purchase all of the Shares, if any Shares are purchased.

  The Underwriters propose to offer the Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a concession
not in excess of $    per Share. The Underwriters may allow, and such selected
dealers may reallow a concession not in excess of $    per share to certain
brokers and dealers.

  The Company and certain stockholders of the Company have granted the Underwriters an option for 30 days after the date of this Prospectus Supplement to purchase at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus, up to 270,000 additional Shares. If the Underwriters exercise their option to purchase any of the additional Shares, each of the three Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of Shares to be purchased by each of them as shown in the above table bears to the 1,800,000 Shares offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the Shares.

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Company and its executive officers have agreed that, until 180 days after the date of this Prospectus, they will not without the consent of NatWest Securities Limited ("NatWest"), offer, sell, offer to sell, distribute or otherwise dispose of the United States any Common Stock or any securities or interests convertible into, or exercisable or exchangeable for, Common Stock, other than (a) the Shares, (b) Common Stock issuable upon the conversion of the Company's outstanding stock options or (c) grants to employees for compensation purposes.

  NatWest, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any common stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit the sale of the Shares outside of the United States.

  NatWest Securities Limited acted as the underwriter for the Company's initial public offering. Bradley Razook, a director of the Company, is an Executive Vice President of NatWest Markets, which is an affiliate of NatWest Securities Limited. NatWest Markets acted as Placement Agent in connection with the issuance and sale by the Company of its 7% Debentures. As of June 17, 1996, an affiliate of NatWest Markets held approximately $3.3 million of the 7% Debentures. NatWest Markets and its affiliates may in the future provide investment banking and/or other advisory services to the Company.

  NatWest has further represented and agreed that (a) it has not offered or sold and will not offer or sell in the United Kingdom by means of any document, any Common Stock except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issues of the Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Company by Latham & Watkins, Los Angeles, California. Certain legal matters relating to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Schreck, Jones, Bernhard, Woloson & Godfrey, Las Vegas, Nevada as to certain matters of Nevada law. Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan, New York, New York.

                                    EXPERTS

  The financial statements of Assisted Living Concepts Group as of November 30,1994 and the eleven months then ended and as of December 31, 1993 and the year then ended and the financial statements of Assisted Living Concepts, Inc. for the one month ended December 31, 1994 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

  The financial statements of the Company as of and for the year ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, in reliance upon the authority of said firm as experts in accounting and auditing.

                          AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statements is qualified in its entirety by such reference.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                         INDEX TO FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                                         PAGE
                                                                        -------
1.FINANCIAL STATEMENTS:

  Reports of Independent Auditors...................................... F-2-F-4
  Balance Sheets of Assisted Living Concepts, Inc. as of December 31,
   1994 and December 31, 1995..........................................     F-5
  Statements of Operations of Assisted Living Concepts, Group
   (Predecessor) for the year ended December 31, 1993, and the eleven months ended November 30, 1994 and Assisted Living Concepts, Inc.
   for the one month period ended December 31, 1994 and year ended
   December 31, 1995...................................................     F-6
  Statements of Shareholders' Equity of Assisted Living Concepts, Inc.
   for the period July 19, 1994 to December 31, 1995...................     F-7
  Statements of Changes in Partners' and Shareholders' Equity..........     F-8
  Statements of Cash Flows of Assisted Living Concepts, Group
   (Predecessor) for the year ended December 31, 1993 and eleven months ended November 30, 1994, and Assisted Living Concepts, Inc., for the
   one month ended December 31, 1994 and year ended December 31,
   1995................................................................     F-9
  Notes to Financial Statements........................................    F-10
  Unaudited Condensed Balance Sheets of Assisted Living Concepts, Inc.
   and subsidiary as of March 31, 1996.................................    F-22
  Condensed Statements of Operations of Assisted Living Concepts,
   Inc.................................................................    F-23
  Condensed Statements of Cash Flows of Assisted Living Concepts,
   Inc.................................................................    F-24
  Notes to Unaudited Financial Statements..............................    F-25

2.FINANCIAL STATEMENTS SCHEDULES:

  All schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedules.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc.

  We have audited the accompanying balance sheet of Assisted Living Concepts, Inc. as of December 31, 1995, and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Assisted Living Concepts, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Portland, Oregon
February 29, 1996
 (Except for Note 10, as to which the
 date is March 28, 1996.)

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc.

  In our opinion, the accompanying balance sheet and related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Assisted Living Concepts, Inc. (the "Company" (formerly Assisted Living Concepts Group)) at December 31, 1994, and the results of its operations and its cash flows for the month ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the financial statements of Assisted Living Concepts, Inc., for any period subsequent to December 31, 1994.

PRICE WATERHOUSE LLP

Portland, Oregon
March 17, 1995

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Assisted Living Concepts, Inc.

  In our opinion, the accompanying combined balance sheet and related combined statements of operations, of partners' and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Assisted Living Concepts Group (the "Predecessor"), which is comprised of Assisted Living Facilities, Inc., a subchapter S corporation, Madras Elder Care (dba Aspen Court), a general partnership, and Lincoln City Partners, a general partnership, at November 30, 1994 and December 31, 1993, and the results of their operations and their cash flows for the eleven month period ended November 30, 1994 and for the year ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Predecessor's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the combined financial statements of Assisted Living Concepts Group for any period subsequent to November 30, 1994.

PRICE WATERHOUSE LLP

Portland, Oregon
March 17, 1995

                         ASSISTED LIVING CONCEPTS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1994         1995
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents (Note 1).................   $13,343      $ 7,335
  Accounts receivable................................        58          136
  Other current assets (Note 5)......................       304          558
                                                        -------      -------
    Total current assets.............................    13,705        8,029
                                                        -------      -------
Property and equipment (Note 1, 2, 4 and 6)..........     3,254       28,446
  Less accumulated depreciation......................         8          163
                                                        -------      -------
  Property and equipment--net........................     3,246       28,283
                                                        -------      -------
Construction in process (Note 4).....................       280       13,075
Goodwill (Note 1 and 2)..............................       408          393
Other assets (Note 5)................................       264        3,766
                                                        -------      -------
    Total assets.....................................   $17,903      $53,546
                                                        =======      =======
        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $   177      $ 8,248
  Accrued expenses...................................       356        4,706
  Other current liabilities..........................        38          195
  Current portion of long-term debt (Note 6).........        12           47
                                                        -------      -------
    Total current liabilities........................       583       13,196
Deferred gain........................................                    153
Long-term debt (Note 6)..............................     1,101        4,553
Convertible subordinated debentures..................                 20,000
                                                        -------      -------
    Total liabilities................................     1,684       37,902
                                                        -------      -------
Commitments
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized; none issued and outstanding...........
Common Stock, $.01 par value; 40,000,000 shares au-
 thorized; 3,000,000 shares issued and outstanding...        30           30
  Additional paid-in capital.........................    16,492       16,492
  Fair market value in excess of historical cost of
   acquired net assets attributable to related party
   transactions (Note 2).............................      (239)        (239)
  Accumulated deficit................................       (64)        (639)
                                                        -------      -------
    Total shareholders' equity.......................    16,219       15,644
                                                        -------      -------
    Total liabilities and shareholders' equity.......   $17,903      $53,546
                                                        =======      =======

   The accompanying notes are an integral part of these financial statements

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                  PREDECESSOR                THE COMPANY
                           -------------------------- -------------------------
                                        ELEVEN MONTHS
                                            ENDED     MONTH ENDED   YEAR ENDED
                           DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,
                               1993         1994          1994         1995
                           ------------ ------------- ------------ ------------
Revenues..................    $1,884       $1,841        $ 212       $ 4,067
                              ------       ------        -----       -------
Operating expenses:
  Residence operating
   expenses...............     1,090        1,127          125         2,779
  Management fees from
   related party (Note 1
   and 8).................        92           93
  Corporate general and
   administrative.........                                 152         1,252
  Building rentals........                                   5            64
  Building rentals from
   related party (Note 1
   and 8).................                                  37           734
  Depreciation and
   amortization (Note 1
   and 2).................       132          105           13           296
                              ------       ------        -----       -------
    Total operating
     expenses.............     1,314        1,325          332         5,125
                              ------       ------        -----       -------
Operating income (loss)...       570          516         (120)       (1,058)
                              ------       ------        -----       -------
Interest expense (Note 1
 and 6)...................       320          297            8            96
Interest (income).........       (11)         (12)         (64)         (579)
                              ------       ------        -----       -------
Interest expense
 (income)--net............       309          285          (56)         (483)
                              ------       ------        -----       -------
Net income (loss).........    $  261       $  231        $ (64)      $  (575)
                              ======       ======        =====       =======
Unaudited pro forma data:
  Net income..............    $  261       $  231
  Provision for income
   taxes..................        67           85
                              ------       ------
  Pro forma net income....    $  194       $  146
                              ======       ======
Net loss per common share
 (Note 1).................                               $(.02)      $  (.19)
                                                         =====       =======
Weighted average common
 shares outstanding.......                               3,000         3,000

   The accompanying notes are an integral part of these financial statements.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

               FOR THE PERIOD JULY 19, 1994 TO DECEMBER 31, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                          COMMON STOCK                                                  TOTAL
                          -------------   ADDITIONAL      FAIR MARKET   ACCUMULATED SHAREHOLDERS'
                          SHARES AMOUNT PAID-IN CAPITAL VALUE IN EXCESS   DEFICIT      EQUITY
                          ------ ------ --------------- --------------- ----------- -------------
Issuance of shares to
 founders...............  1,000   $10       $    90                                    $   100
Net proceeds from public
 offering...............  2,000    20        16,402                                     16,422
Fair market value in
 excess of historical
 cost of acquired net
 assets attributable to
 related party
 transaction............                                     $(239)                       (239)
Net loss................                                                   $ (64)          (64)
                          -----   ---       -------          -----         -----       -------
Shareholders' equity,
 December 31, 1994......  3,000   $30       $16,492          $(239)        $ (64)      $16,219
Net loss................                                                   $(575)      $  (575)
                          -----   ---       -------          -----         -----       -------
Shareholders' equity,
 December 31, 1995......  3,000   $30       $16,492          $(239)        $(639)      $15,644
                          =====   ===       =======          =====         =====       =======


   The accompanying notes are an integral part of these financial statements.

               ASSISTED LIVING CONCEPTS GROUP ("THE PREDECESSOR")
          STATEMENTS OF CHANGES IN PARTNERS' AND SHAREHOLDERS' EQUITY

             FOR THE PERIOD DECEMBER 31, 1992 TO NOVEMBER 30, 1994
                                 (IN THOUSANDS)

Partner's and shareholders' equity, December 31, 1992.................... $ 105
Capital contributions....................................................     1
Capital distributions....................................................  (104)
Net income...............................................................   261
                                                                          -----
Partners' and shareholders' equity, December 31, 1993....................   263
Capital contributions....................................................   --
Capital distributions....................................................  (297)
Net income...............................................................   231
                                                                          -----
Partners' and shareholders' equity, November 30, 1994.................... $ 197
                                                                          =====



   The accompanying notes are an integral part of these financial statements.

                 ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
               AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  PREDECESSOR                THE COMPANY
                           -------------------------- -------------------------
                                        ELEVEN MONTHS
                            YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED
                           DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,
                               1993         1994          1994         1995
                           ------------ ------------- ------------ ------------
OPERATING ACTIVITIES:
Net income (loss)........     $ 261        $   231      $   (64)     $   (575)
Adjustment to reconcile
 net income (loss) to net
 cash provided by (used
 for) operating
 activities:
  Depreciation and
   amortization..........       132            105           13           296
Changes in other non-cash
 items:
  Accounts receivable....       (13)            (9)         (58)          (78)
  Other current assets...        (2)           (22)        (307)         (254)
  Other assets...........        (6)            31         (264)       (2,828)
  Accounts payable.......       (23)             4          177         8,071
  Accrued expenses.......        10             96          356         4,350
  Accounts payable to
   related party.........         1             (7)
  Other current
   liabilities...........         2             (5)          38           157
                              -----        -------      -------      --------
Net cash provided by
 (used for) operating
 activities..............       362            424         (109)        9,139
                              -----        -------      -------      --------
INVESTING ACTIVITIES:
Proceeds from sale and
 leasebacks..............                                               8,067
Purchases of property and
 equipment...............       (55)        (1,688)      (3,069)      (45,901)
                              -----        -------      -------      --------
Net cash used for
 investing activities....       (55)        (1,688)      (3,069)      (37,834)
                              -----        -------      -------      --------
FINANCING ACTIVITIES:
Proceeds from short-term
 construction borrowings
 expected to be
 refinanced..............                    1,600
Proceeds from long-term
 debt....................        47                                     3,505
Payments on long-term
 debt....................       (40)           (33)          (1)          (18)
Proceeds from issuance of
 common stock............                                16,522
Capital contributions....         1
Proceeds from convertible
 subordinated
 debentures..............                                              19,200
Payments on loan with
 related party...........       (10)
Capital distributions....      (104)          (297)
                              -----        -------      -------      --------
Net cash provided by
 (used for) financing
 activities..............      (106)         1,270       16,521        22,687
                              -----        -------      -------      --------
Net increase (decrease)
 in cash and cash
 equivalents.............       201              6       13,343        (6,008)
Cash and cash
 equivalents, beginning
 of period...............       156            357                     13,343
                              -----        -------      -------      --------
Cash and cash
 equivalents, end of
 period..................     $ 357        $   363      $13,343      $  7,335
                              =====        =======      =======      ========
Supplemental disclosure
 of cash flow
 information:
Cash payments for
 interest................     $ 320        $   297      $     8      $    154
                              =====        =======      =======      ========

   The accompanying notes are an integral part of these financial statements.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

  Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to senior citizens who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services designed to meet the needs of its residents.

  The Company was organized in July 1994, initially capitalized through the sale of 500,000 shares of $0.01 par value common stock for $100,000. From July 19, 1994 to November 22, 1994, the date of its initial public offering, the Company began to put into place the management organization to commence operations and execute its strategy to expand the Company's business. On September 9, 1994, the Company merged with CCL Sub, Inc., a wholly owned subsidiary of Concepts in Community Living, Inc. Pursuant to the merger agreement (the "Merger"), the sole shareholder of CCL Sub, Inc. exchanged its 100% interest in CCL Sub, Inc., which consisted primarily of an operating leasehold interest in its office premises; all management agreements and all operating systems for six operating facilities known as Juniper House, Rackleff House, Huffman House, Brookside House, Aspen Court and Hillside House; and all intangible assets used in connection with these facilities, for 500,000 shares of the Company's $0.01 par value common stock. The shares, which represented a 50% interest in the Company, were valued at $100,000. Due to their propriety nature, the assets transferred had no historical basis. Since the Company's president was the sole shareholder of CCL Sub, Inc., the recorded value of the assets acquired has been reduced by $100,000 which represented the president's proportional interest in the excess of the fair value over historical cost.

  On November 22, 1994, the Company sold 2,000,000 shares of common stock at $9.25 in a public offering realizing net proceeds of $16,422,000. On December 1, 1994, the Company purchased two and leased four assisted living residences (see Note 2) from Assisted Living Concepts Group ("the Predecessor") and commenced operations. One of the six residences, which was under construction as of December 1, 1994 and leased to the Company, commenced operations in March 1995. The Company developed nineteen additional residences throughout 1995. As of December 31, 1995, a total of twenty-five residences were operating or had received Certificates of Occupancy. Five of the nineteen additional residences were sold and leased back to the Company leaving sixteen residences owned by the Company as of December 31, 1995.

PREDECESSOR

  The historical financial statements for the year ended December 31, 1993 and the eleven months ended November 30, 1994 represent the combined historical results of operations and financial condition of the Predecessor. The Predecessor consists of the entities which, prior to December 1, 1994, owned and operated residences which are now owned and operated by the Company. The Predecessor developed and owned assisted living residences for senior citizens and disabled individuals. Pursuant to purchase and lease agreements, the Company acquired the businesses of the Predecessor. The president of the Company owned a 30% interest in Madras Elder Care, and the president and her husband each owned a 20% interest in ALF and jointly owned a 50% interest in Redbud Associates which owns a 35% interest in Lincoln City Partners ("LCP") (See Note 8-- Related Party Transactions).

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The residences operated by the Predecessor were as follows:

                                                                        COMMENCED
     RESIDENCE               ENTITY                LEGAL FORM          OPERATIONS
     ---------               ------                ----------          ----------
   Aspen Court        Madras Elder Care           Partnership         November 1990
   Huffman House      ALF                         S-Corporation       October 1992
   Rackleff House     ALF                         S-Corporation       June 1990
   Juniper House      ALF                         S-Corporation       April 1991
   Hillside House     Lincoln City Partners       Partnership         October 1994

BASIS OF PRESENTATION

  The financial statements as of and for the year ended December 31, 1995 and the month ended December 31, 1994, are those of the Company. The financial statements for the year ended December 31, 1993 and the eleven months ended November 30, 1994, are those of the Predecessor before its business and substantially all of the assets were acquired by the Company.

  The accompanying combined financial statements of the Predecessor include the assets, liabilities and operations associated with the residences listed above. Since the residences have ownership and management interest in common, the assets and liabilities are reflected at historical cost. As discussed in
Note 2, the Predecessor sold and has leased the assets to the Company. All significant inter-company accounts and transactions have been eliminated in combination.

REVENUES

  Revenues are recorded when services are rendered and consist of residents' fees for basic housing and support services and fees associated with additional services such as routine nursing, and personalized assistance on a fee for service basis.

MANAGEMENT FEES--PREDECESSOR

  Each residence of the Predecessor was operated under a management agreement with Concepts in Community Living, Inc. (CCL), a related party, whereby CCL charged a management fee of 5% of revenues in exchange for providing each facility certain management and administrative support services (See Note 8-- Related Party Transactions).

ESTIMATED MALPRACTICE COSTS

  The Company provides for estimated malpractice claims when a material loss is probable and estimable for both reported claims and claims incurred but not reported. The liability for malpractice claims is presented gross on the balance sheet even for claims expected to be covered by insurance. The Company currently has no claims that are probable or estimable, therefore no provision or liability has been recorded in the financial statements.

CLASSIFICATION OF EXPENSES

  All expenses (except interest, depreciation, amortization, residence operating expenses and management fees) associated with corporate or support functions have been classified as corporate general and administrative expense. All other expenses incurred by the Company have been classified as residence operating expenses.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


USE OF ESTIMATES

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECLASSIFICATIONS

  Certain reclassifications have been made in the prior year's financial statements to conform with the current year's presentation. Such reclassifications have no effect on previously reported net income or partners' and shareholders' equity.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at the lower of cost or net realizable value with depreciation being provided over the assets' estimated useful lives on the straight-line basis as follows:

      Buildings........................................................ 40 years
      Furniture and equipment..........................................  7 years

  Interest incurred during construction periods is capitalized as part of the building costs. Capitalized interest was $11,000 and $577,000 for the eleven months ended November 30, 1994 and the year ended December 31, 1995. There was no interest capitalized during the year ended December 31, 1993 or the month ended December 31, 1994.

  Maintenance and repairs are charged to expense as incurred, and significant betterments and improvements are capitalized.

  In March of 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 121 (FAS121) Accounting for Long-Lived Assets and Long-Lived Assets To Be Disposed Of. The Company will implement FAS121 on January 1, 1996. The Company will determine if an asset has been impaired by analyzing the rental demand by geographical region to determine if future cash flows (undiscounted and without interest charge) is less than the carrying amount of the asset. If an impairment is determined to have occurred, an impairment loss will be recognized. For those assets the Company intends to hold and use, the fair value of the asset will be used in its calculation.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include cash on deposit and debt securities held at financial institutions with maturities of three months or less at the date of purchase (Note 5).

DEFERRED FINANCING COSTS

  Financing costs included in other assets are deferred and amortized to interest expense over the term of the related debt using the straight-line method.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


ORGANIZATIONAL COSTS

  The Company capitalized organizational costs incurred from the Company's inception (July 19, 1994) to December 1, 1994. Organizational costs of $35,000, were amortized over a one-year period commencing December 1, 1994. Amortization expense of $3,000 and $32,000 is reflected in the month ended December 31, 1994 and the year ended December 31, 1995.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents approximate fair value because of the short-term nature of these accounts and because they are invested in accounts earning market rates of interest. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company.

GOODWILL

  Costs in excess of fair value of the net assets acquired at date of acquisition have been recorded as goodwill and are being amortized over 15 years on a straight-line basis. Management maintains an impairment review policy whereby the future economic benefit of the recorded balance is substantiated at the end of each reporting period based on the estimated undiscounted cash flows from operating activities compared with the carrying value of the goodwill. If the aggregate future cash flows are less than the carrying value, a write down would be required, measured by the difference between the undiscounted future cash flows and the carrying value of the goodwill.

INCOME TAXES

  The businesses comprising the Predecessor elected to be taxed as either S-Corporations or as Partnerships pursuant to the provisions of the Internal Revenue Code and, as such, were not individually subject to federal or state income taxes because their taxable income or loss accrues to individual shareholders or partners, respectively (See Note 7). The pro forma data reflects the income tax expense that would have been recorded had the Predecessor operated as a C-Corporation, subject to income taxes for these periods.

NET LOSS PER COMMON SHARE

  Net loss per common share has been calculated by dividing the net loss for the period by the weighted average common shares outstanding during the period.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board (FASB) Issued Statement of Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employee," in accounting for stock-based compensation issued to employees. The Statement encourages, but does not require financial reporting to reflect compensation expense for grants of stock, stock options and other equity instruments to employees based on change in the fair value of the underlying stock. The Company intends to continue to apply the existing accounting rules contained in APB Opinion No. 25, "Accounting for Stock Issued to Employees." While recognition for employee stock-based compensation is not mandatory, SFAS 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share under the new method. The Company will comply with the disclosure requirements beginning January 1, 1996.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2. ACQUISITION OF RESIDENCES

  In December 1994, the Company purchased two assisted living residences known as Aspen Court and Hillside House, from Madras and LCP for $1,705,000 and $2,173,000, respectively (including closing costs of $20,000 and $9,000, respectively). The Company paid $2,764,000 cash and assumed $1,114,000 of long-term notes (see Note 6).

  The acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to assets based on estimated fair value at date of acquisition. Allocation of the cash purchase price is summarized as follows (in thousands):

                                                       ASPEN   HILLSIDE
                                                       COURT    HOUSE    TOTAL
                                                      -------  -------- -------
   Property and equipment............................ $ 1,328   $1,900  $ 3,228
   Goodwill..........................................     186      225      411
   Fair value in excess of historical cost...........     191       48      239
   Long-term debt....................................  (1,114)           (1,114)
                                                      -------   ------  -------
   Total cash purchase price......................... $   591   $2,173  $ 2,764
                                                      =======   ======  =======

  The Company's president beneficially owned 48% of the common stock of the Company prior to the purchase of these residences and was the sole shareholder of CCL, Sub, Inc. who managed the day-to-day operations of Aspen Court under a management agreement. The president also held a 30% interest in Madras, and with her husband, together owned a 17.5% interest in LCP, the predecessor entities which sold these residences to the Company. Because of the controlling interest in Aspen Court, the recorded value of Aspen Court was reduced by $112,000 representing the president's 30% interest in the excess of Aspen Court's appraised value over its historical cost of $1,068,000. This amount has been charged directly to shareholders' equity reflected under the caption "Fair market value in excess of historical cost of acquired net assets attributable to related party transactions" in the accompanying financial statements.

  Goodwill of $186,000 and $225,000 related to Aspen Court and Hillside House, respectively, represents the excess of purchase price ($1,705,000 and $2,173,000, respectively) over appraised value ($1,440,000 and $1,900,000, respectively). Goodwill related to Aspen Court and Hillside House has been reduced by $79,000 and $48,000, respectively, in order to reflect a reduction for the president's 30% interest in Madras and 17.5% interest in LCP. The aggregate reduction of $127,000 has also been charged directly to shareholders' equity reflected under the caption "Fair market value in excess of historical cost of acquired net assets attributable to related party transactions" in the accompanying financial statements. Amortization of goodwill was $2,000 and $28,000 for the month ended December 31, 1994 and the year ended December 31, 1995, respectively.

3. LEASES

  In December 1994, the Company entered into agreements to lease four additional assisted living residences in Oregon. The leases which have fixed terms of ten years have been accounted for as operating leases (the "Oregon Leases"). Aggregate deposits on these properties as of December 31, 1995 was $59,000 which is reflected in other assets in the accompanying financial statements. In addition during 1995, the Company completed the sale of five Texas facilities under sell and leaseback arrangements. The Company sold the facilities for approximately $8.7 million and leased them back over initial terms ranging from twelve to fifteen years. The transactions produced a gain of $153,000 which was deferred and is being amortized over the lease period. Building rent is recorded on a straight-line basis for the residences which have a specified rent increase. Building rent is recorded as incurred for the residences which have annual increases based on increases in the consumer price index.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  In connection with the Oregon Leases, the Company entered into a "Lease Approval Agreement" with the State of Oregon, Housing and Community Services Department (OHCS) and the lessor of the residences, pursuant to which the Company is obligated to comply with the terms and conditions of certain regulatory agreements (see Notes 5 and 6) to which the lessor is a party.

  As of December 31, 1995, future minimum lease payments under operating leases are as follows (in thousands):

      1996.............................................................. $ 1,600
      1997..............................................................   1,638
      1998..............................................................   1,673
      1999..............................................................   1,713
      2000..............................................................   1,753
      Thereafter........................................................  13,723
                                                                         -------
                                                                         $22,100
                                                                         =======

4. PROPERTY AND EQUIPMENT

  The Company's property and equipment are stated at cost and consist of the following at December 31, 1994 and December 31, 1995 (in thousands):

                                                                  1994   1995
                                                                 ------ -------
   Land......................................................... $  162 $ 1,747
   Buildings....................................................  2,969  25,804
   Equipment....................................................     69     214
   Furniture....................................................     54     681
                                                                 ------ -------
     Sub-total..................................................  3,254  28,446
   Less accumulated depreciation................................      8     163
                                                                 ------ -------
     Total...................................................... $3,246 $28,283
                                                                 ====== =======

  Land and buildings and certain furniture and equipment relating to three Oregon residences serve as collateral for long-term debt (see Note 6). Depreciation expense was $100,000, $105,000, $8,000, and $200,000 in the year ended December 31, 1993, eleven months ended November 30, 1994, month ended December 31, 1994, and year ended December 31, 1995, respectively.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Construction In Process

  As of December 31, 1995, the Company has entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, twenty-two undeveloped sites in Texas, Washington, New Jersey and Oregon for an aggregate purchase price of approximately $2.8 million. The Company has paid initial deposits relating to these sites and or has entered into agreements to purchase and has completed or is in the process of completing demographic analyses and initial architectural plans for these sites for purposes of building assisted living residences. In addition, the Company has purchased land in Texas and Washington for twenty-one sites and has commenced development of residences. As of December 31, 1995, the Company had capitalized all costs incurred in connection with the development of these properties, consisting of the following (in thousands):

                                                                  1994   1995
                                                                  ----  -------
   Land purchased...............................................  $151  $ 2,402
   Earnest money deposits.......................................    36       61
   Other costs, including legal fees, building permits and other
    development costs...........................................    93   10,612
                                                                  ----  -------
     Total......................................................  $280  $13,075
                                                                  ====  =======

5. OTHER ASSETS

  Pursuant to lease agreements, residents are required to provide security deposits, and in certain cases, the last months rent. Such deposits have been recorded as other current assets which are restricted as to use by the Company. The Company has recorded a liability for these deposits, which is reflected in other current liabilities in the financial statements.

  Under the terms of the debt agreements with the OHCS, the Company is required to maintain escrow deposits for insurance, taxes and building replacements. Such escrow deposits totaled $66,000 and $42,000 as of December 31, 1994 and December 31, 1995, respectively and have been classified as other assets and are restricted as to use by the Company (Note 6). In addition, the Company is required to maintain a contingency escrow reserve for a three year period or such longer period as determined by the State of Oregon. As of December 31, 1995, the contingency escrow reserve for the two State of Oregon loans held in the Company's name was $100,000. These escrow deposits are restricted to use by the Company in residence operations pursuant to regulatory agreements and are recorded in other assets.

  In August of 1995, the Company entered into an agreement with a Bank that provided interim construction financing to the developer of three residences in Washington. The Company has agreed to purchase these three residences for approximately $7 million once construction is completed. Under the terms of the agreement, the Company purchased a $1.1 million certificate of deposit which is being held by the bank as security. These funds will be released by the Bank at such time that the Company completes the purchase of these residences. The restricted certificate of deposit is reflected under the caption other assets.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


6. LONG-TERM DEBT

  Long-term debt consists of the following (in thousands):

                                            DECEMBER 31, 1994 DECEMBER 31, 1995
                                            ----------------- -----------------
   Trust Deed Notes, payable to the State
    of Oregon Housing and Community
    Services Department....................      $1,113            $4,600
   Less current portion....................         (12)              (47)
                                                 ------            ------
    Total..................................      $1,101            $4,553
                                                 ======            ======

  Trust Deed Notes consists of five trust deed notes payable to the OHCS, secured by buildings, land, furniture and fixtures of five Oregon residences, payable in monthly installments including interest at effective rates ranging from 7.375% to 8.9%. These notes have scheduled maturity dates ranging between January 2021 and October 2028. As of December 31, 1995, the following annual principal payments are scheduled (in thousands):

      1995............................................................... $   47
      1996...............................................................     51
      1997...............................................................     54
      1998...............................................................     58
      1999...............................................................     62
      Thereafter.........................................................  4,328

  Indebtedness of the Predecessor used to finance Huffman House, Juniper House, Rackleff House, and Brookside remained an obligation of previous owners and was not assumed by the Company. The Company has entered into a lease approval agreement with OHCS and the lessor of the Oregon Leases which obligates the Company to comply with the terms and conditions of the underlying trust deed and regulatory agreements relating to the leased buildings. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases, which as of December 31, 1994 and December 31, 1995, was $66,000 and $42,000, respectively and is reflected in other assets in the accompanying financial statements. In addition, for the loans in the Company's name, a contingency escrow account in the amount of 3% of the original loan balance is required. This account had a balance of $100,000 as of December 31, 1995 and is reflected in other assets in the accompanying financial statements (See Note 5). Distribution of any assets or income of any kind to the Company is limited to once per year after all reserve and loan payments have been made, and only after receipt of written authorization from OHCS.

  As of December 31, 1995, the Company was restricted from paying dividends on $63,000 and $17,000 of income and retained earnings, respectively, in accordance with the terms of the regulatory agreements with OHCS. As a further condition of the debt agreements, the Company is required to comply with the terms of certain Regulatory Agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code.

  There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  On August 15, 1995, the Company sold, through a public offering, $20,000,000 aggregate principal amount of 7% Convertible Subordinated Debentures due August 15, 2005. The debentures are convertible at any time after the effectiveness of the registration statement filed by the Company and at or prior to maturity, unless previously redeemed, at a conversion price of $15.00 per share, subject to adjustments under certain circumstances. The net proceeds were used to fund development activities.

7. INCOME TAX INFORMATION

  The accompanying financial statements set forth the provision for income taxes for the Company and the Predecessor as follows: Effective December 1, 1994, the Company adopted the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the use of an asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and their respective tax bases. The Company is subject to federal and state income taxes and deferred income taxes for the cumulative difference between the financial statement amounts and the income tax bases of assets and liabilities.

  At December 31, 1995, the Company had a net operating loss carryforward of approximately $601,000 for income tax purposes. This loss will be carried forward and expires in the years 2009 and 2010. As such, no provision for income taxes has been recorded.

  The provision for income taxes for the Predecessor is based on the historical combined financial data of Madras Elder Care, LCP and ALF, as if the combined companies operated as a C-Corporation, and adopted the provisions of SFAS 109 on January 1, 1993. Had the Predecessor been taxed as a regular corporation during the years ended December 31, 1990 and 1991, no income tax provision would have been recorded because of the operating losses of $83,000 and $51,000, respectively, that were generated during those years. The tax benefit from those losses would have been available for use in subsequent years to offset taxable income. The provision for income taxes for the year ended December 31, 1992 takes this net operating loss carryover into effect, effectively eliminating any tax liability for 1992. The 1993 tax provision was also reduced due to the remaining net operating loss carryforward utilized in 1993. Unaudited income taxes for each of the periods subsequent to December 31, 1992 for the Predecessor and audited income taxes for the Company are as follows (in thousands):

                                                                    PREDECESSOR                          THE COMPANY
                                                       ------------------------------------- -----------------------------------
                                                          YEAR ENDED     ELEVEN MONTHS ENDED    MONTH ENDED       YEAR ENDED
                                                       DECEMBER 31, 1993  NOVEMBER 30, 1994  DECEMBER 31, 1994 DECEMBER 31, 1995
                                                       ----------------- ------------------- ----------------- -----------------
   Current:
    Federal........................................           $53                $70             $    --           $    --
    State..........................................            13                 16                  --                --
   Deferred:
    Federal........................................             1                 (1)                 --                --
    State..........................................           --                 --                   --                --
   --------------------------------------------------         ---                ---             --------          --------
                                                              $67                $85             $    --           $    --
                                                              ===                ===             ========          ========

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The provision for income taxes differs from the amount of income determined by applying the applicable U.S. statutory federal rate to pretax income as a result of the following differences:

                                                                                PREDECESSOR                THE COMPANY
                                                                         -------------------------- -------------------------
                                                                                      ELEVEN MONTHS
                                                                          YEAR ENDED      ENDED     MONTH ENDED   YEAR ENDED
                                                                         DECEMBER 31, NOVEMBER 30,  DECEMBER 31, DECEMBER 31,
                                                                             1993         1994          1994         1995
                                                                         ------------ ------------- ------------ ------------
   Statutory federal tax rate...........................................     34.0%        34.0%         34.0%        34.0%
   Increase (decrease) in rate from:
    State taxes, net of federal tax benefits............................      5.0          6.9           --           --
    Benefit of operating loss carryforwards.............................    (10.3)         --            --           --
   Increase in valuation reserve........................................      --           --          (34.0%)      (34.0%)
    Other...............................................................     (3.0)        (4.1)          --           --
                                                                            -----         ----         -----        -----
   Effective tax rate...................................................     25.7%        36.8%          --           --
                                                                            =====         ====         =====        =====

  An analysis of the tax differences at December 31, 1994 and December 31, 1995 for deferred tax assets and liabilities, consists of the following (in thousands):

                                                        THE COMPANY
                                            -----------------------------------
                                            DECEMBER 31, 1994 DECEMBER 31, 1995
                                            ----------------- -----------------
   Deferred tax assets:
    Net operating loss.....................       $ 55              $ 231
    Deferred revenue.......................        --                  59
    Other..................................        --                  43
   Deferred tax liabilities:
    Depreciation...........................        --                 (92)
   Net deferred asset valuation reserve....        (55)              (241)
                                                  ----              -----
   Deferred tax asset (liability)..........       $--               $ --
                                                  ====              =====

8. RELATED PARTY TRANSACTIONS

THE COMPANY

  The Company leases four residences from Assisted Living Facilities, Inc.
(ALF), a related party (see Note 2). The Company's president's spouse owns a 25% interest in ALF. During the month ended December 31, 1994 and year ended December 31, 1995, the Company paid ALF aggregate lease deposits of $75,000 and $0, respectively and aggregate rentals of $37,000 and $734,000, respectively.

  In December of 1994, the Company purchased Aspen Court and Hillside Manor from Madras and LCP for $1,685,000 and $2,164,000 (including the assumption of $1,114,000 in debt, but excluding closing costs), respectively (See Note 2). Prior to the purchase, the president of the Company owned a 30% interest in Madras and, together with her spouse, owned a 50% partnership interest in Redbud Associates which held a 35% partnership interest in LCP. Subsequent to the purchase, neither the President nor her spouse have any ownership in Madras or LCP.

                ASSISTED LIVING CONCEPTS, INC. ("THE COMPANY")
              AND ASSISTED LIVING CONCEPTS GROUP ("PREDECESSOR")

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  Concepts in Community Living, Inc. (CCL) is a company that is owned 100% by the President. CCL provides services to several of the developers that have contracted with the Company to build and develop assisted living facilities. CCL has performed feasibility studies and pre-development consulting services for the developers on the Company's behalf. For the year ended December 31, 1995, CCL performed these services on 36 sites collecting fees of $605,000 of which was capitalized in construction in process on the balance sheet. The direct costs incurred by CCL in performing these services was approximately $510,000.

PREDECESSOR

  The Predecessor residences operated under management agreements with CCL (the CCL Management Agreements). Under the terms of the CCL Management Agreements, CCL provided management and administrative support to the Predecessor and, as such, was entitled to reimbursement for accounting, marketing and other expenses incurred on behalf of the Predecessor. Fees paid to CCL under the CCL Management Agreements are reflected as management fees in the accompanying Statements of Operations.

9. STOCK OPTION PLAN

  The Company has a Stock Option Plan (the "Plan") in which options may be granted as either incentive or non-qualified stock options. The Plan is administered by the Compensation Committee which sets the terms and provisions of options granted under the Plan. Incentive options may be granted only to officers or other full-time employees of the Company, while non-qualified options may be granted to directors, officers or other employees of the Company, or consultants who provide services to the Company. The Company has reserved 300,000 shares of common stock for deferred issuance under the plan.

  The following summarizes transactions regarding the nonqualified options for the year ended December 31, 1995.

                                                                   OPTION PRICE
                                                          SHARES   PER SHARE ($)
                                                          -------  -------------
      Outstanding December 1, 1994 .....................      --             --
      Options Granted...................................  220,000  9.25
                                                          -------
      Outstanding December 31, 1994.....................  220,000  9.25
      Options Granted...................................   95,250  9.25 to 15.00
      Options Exercised ................................      --             --
      Options Canceled..................................  (32,217) 9.25 to 15.00
                                                          -------
      Outstanding December 31, 1995.....................  283,033  9.25 to 15.00
                                                          =======

  In addition to the above, the Board of Directors have granted, subject to Shareholder Approval of the amendment to increase the number of shares covered by the plan from 300,000 to 600,000, 140,000 shares at $13.00 per share. Each option shall expire on the date specified in the option agreement, but not later than the tenth anniversary of the date on which the option was granted. Such options vest three years from the date of issuance and are exercisable within seven to ten years from the date of vesting. Each option is exercisable in equal installments as designated by the Compensation Committee at the option price designated by the Compensation Committee; however, incentive options cannot be less than the fair market value of the common stock on the date of grant. All options are nontransferable and subject to adjustment upon changes in capitalization by the Compensation Committee. The Board of Directors, at its option, may discontinue the Plan or amend the Plan at any time. At December 31, 1995, there were 64,445 shares which were exercisable.

10. SUBSEQUENT EVENTS

  As of March 28, 1996, the Company sold and leasedback eight assisted living residences in Washington and Texas for fixed terms ranging from twelve to twenty years at annual lease payments of $1.4 million to LTC Properties, Inc. In addition, the Company entered into agreements to sale and leaseback, once development has been completed, an additional three facilities located in Washington for approximately $7.1 million. The leases will have fixed terms of twenty years with initial annual lease payments of $596,400. The Company anticipates these transactions will close by June 30, 1996.

  As of March 28, 1996, the Company purchased an additional nine properties in Oregon and Texas at an aggregate purchase price of approximately $1.3 million to develop assisted living residences of which seven of the properties were subject to purchase as of December 31, 1995. In addition, the Company has entered into fourteen additional option agreements to acquire land for development, subject to completion of due diligence and various other conditions, for an aggregate purchase price of approximately $1.5 million. Between January 1, 1996 and March 28, 1996, the Company had opened or had received Certificates of Occupancy on five additional residences since December 31, 1995.

11. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following table sets forth the pro forma statement of operations of the Company for the years ended December 31, 1993 and 1994, as if the acquisition of the Predecessor's assets and the initial public offering had occurred at January 1, 1993 (in thousands):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                --------------
                                                                 1993    1994
                                                                ------  ------
      Revenues................................................. $1,884  $2,053
      Operating income.........................................   (409)   (402)
      Interest expense--net....................................     85      84
      Net loss.................................................   (494)  ( 486)
      Loss per common share.................................... $ (.16) $ (.16)
      Weighted average common shares...........................  3,000   3,000

                 ASSISTED LIVING CONCEPTS, INC. AND SUBSIDIARY

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                        ASSETS                         ------------ -----------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................   $ 7,335      $ 4,170
  Accounts receivable.................................       136          217
  Other current assets................................       558          651
                                                         -------      -------
    Total current assets..............................     8,029        5,038
                                                         -------      -------
Property and equipment................................    28,446       31,856
  Less accumulated depreciation.......................       163          267
                                                         -------      -------
  Property and equipment--net.........................    28,283       31,589
                                                         -------      -------
Construction in process (Note 2)......................    13,075       15,672
Goodwill..............................................       393          384
Other assets..........................................     3,766        4,711
                                                         -------      -------
    Total assets......................................   $53,546      $57,394
                                                         -------      -------
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...............   $13,149      $11,340
  Current portion of long-term debt...................        47           89
                                                         -------      -------
  Total current liabilities...........................    13,196       11,429
Other non-current liabilities.........................       153          112
Mortgages payable.....................................     4,553       10,350
Convertible subordinated debt.........................    20,000       20,000
                                                         -------      -------
    Total liabilities.................................    37,902       41,891
                                                         -------      -------
Shareholders' equity:
  Preferred Stock, $.01 par value; 1,000,000 shares
   authorized;
   none issued and outstanding
  Common Stock, $.01 par value; 40,000,000 shares au-
   thorized;
   3,000,000 and 3,004,734 shares issued and outstand-
    ing...............................................        30           30
 Additional paid-in-capital...........................    16,492       16,538
 Fair market value in excess of historical cost of ac-
  quired net assets
  attributable to related party transactions..........      (239)        (239)
 Accumulated deficit..................................      (639)        (826)
                                                         -------      -------
 Total shareholders' equity...........................    15,644       15,503
                                                         -------      -------
    Total liabilities and shareholders' equity........   $53,546      $57,394
                                                         =======      =======

   The accompanying notes are an integral part of these financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          THREE MONTHS ENDED THREE MONTHS ENDED
                                            MARCH 31, 1995     MARCH 31, 1996
                                          ------------------ ------------------
                                                       (UNAUDITED)
Revenues................................        $ 682              $2,750
                                                -----              ------
Operating expenses:
  Residence operating expenses..........          449               1,936
  Corporate general and administrative..          231                 215
  Building rentals......................            0                 364
  Building rentals from related party...          146                 196
  Depreciation and amortization.........           39                 217
                                                -----              ------
Total operating expenses................          865               2,928
                                                -----              ------
Operating loss..........................         (183)               (178)
                                                -----              ------
Interest expense........................           24                  31
Interest (income).......................         (180)                (22)
                                                -----              ------
Interest expense (income)--net..........         (156)                  9
                                                -----              ------
Net loss................................        $ (27)             $ (187)
                                                =====              ======
Net loss per common share...............        $(.01)             $ (.06)
                                                =====              ======
Weighted average common shares outstand-
 ing....................................        3,000               3,005


   The accompanying notes are an integral part of these financial statements.

                         ASSISTED LIVING CONCEPTS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                          THREE MONTHS ENDED THREE MONTHS ENDED
                                            MARCH 31, 1995     MARCH 31, 1996
                                          ------------------ ------------------
                                                       (UNAUDITED)
OPERATING ACTIVITIES:
Net loss................................       $   (27)           $   (187)
Adjustment to reconcile net loss to net
 cash provided by operating
 activities:
  Depreciation and amortization.........            39                 217
Changes in other non-cash items:
  Accounts receivable...................           (13)                (81)
  Other current assets..................            44                 (93)
  Other assets..........................           (46)               (936)
  Accounts payable and accrued ex-
   penses...............................           893              (1,809)
                                               -------            --------
Net cash provided by (used for) operat-
 ing activities.........................           890              (2,889)
                                               -------            --------
INVESTING ACTIVITIES:
Proceeds from sale leasebacks...........                            14,380
Purchases of property and equipment.....        (3,162)            (20,541)
                                               -------            --------
Net cash used for investing activities..        (3,162)             (6,161)
                                               -------            --------
FINANCING ACTIVITIES:
Proceeds from long-term debt............                             5,865
Payments on long-term debt..............            (4)                (26)
Proceeds from exercise of stock op-
 tions..................................                                46
                                               -------            --------
Net cash provided by (used for) financ-
 ing activities.........................            (4)              5,885
                                               -------            --------
Net decrease in cash and cash equiva-
 lents..................................        (2,276)             (3,165)
Cash and cash equivalents, beginning of
 period.................................        13,453               7,335
                                               -------            --------
Cash and cash equivalents, end of peri-
 od.....................................       $11,177            $  4,170
                                               -------            --------
Supplemental disclosure of cash flow in-
 formation:
  Cash payments for interest............       $    24            $    784
                                               =======            ========


   The accompanying notes are an integral part of these financial statements.

                        ASSISTED LIVING CONCEPTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 The Company

  Assisted Living Concepts, Inc. ("the Company") owns, operates and develops assisted living residences which provide housing to senior citizens who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services designed to meet the needs of its tenants.

  The Company was organized in July 1994, initially capitalized through the sale of 500,000 shares of $0.01 par value common stock for $100,000. From July 19, 1994 to November 30, 1994, the date of its initial public offering, the Company began to put into place the management organization to commence operations and execute its strategy to expand the Company's business.

  On November 22, 1994, the Company sold 2,000,000 shares of common stock at $9.25 per share in a public offering realizing net proceeds of $16,422,000. On December 1, 1994, the Company purchased two and leased four assisted living residences from Assisted Living Concepts Group ("the Predecessor") and commenced operations. As of March 31, 1996, the Company had received certificates of occupancy for 35 residences of which 26 had commenced operations.

 Basis of Presentation

  These financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

  The financial information included herein reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the results for interim periods. The result of operations for the three-month period ended March 31, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.

2. PROPERTY AND EQUIPMENT

 Construction in Process

  As of March 31, 1996, the Company had begun construction or had purchased land to begin construction on 22 parcels of land. The Company has also entered into agreements pursuant to which it may purchase, subject to completion of due diligence and various other conditions, 28 additional sites for approximately $3.1 million. In addition, the Company has entered into agreements to manage and or lease 3 additional sites once development has been completed by outside developers.

                 ASSISTED LIVING CONCEPTS, INC. (THE COMPANY)
               AND ASSISTED LIVING CONCEPTS GROUP (PREDECESSOR)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. PROPERTY AND EQUIPMENT (CONTINUED)

  As of March 31, 1996, the Company had capitalized all costs incurred in connection with the development of properties, and accordingly, construction in process consisted of the following (in thousands):

                                                                 MARCH 31, 1996
                                                                 --------------
      Land purchased............................................    $ 2,728
      Construction costs and architectural fees.................     10,504
      Other costs, including legal fees, building permits and
       other
       development costs........................................      2,440
                                                                    -------
                                                                    $15,672
                                                                    =======

  During the quarter ended March 31, 1996, the Company capitalized $447,000 of interest costs relative to financing of construction in process. Of the 35 residences the Company had opened or had received certificates of occupancy, 18 were leases, 15 were owned (8 in Texas, 6 in Oregon and 1 in Washington) and 2 Washington residences were under agreements to purchase.

3. LEASES

  During the quarter ended March 31, 1996, the Company completed the sale of six Texas residences under sale and leaseback arrangements. The Company sold the residences for approximately $10,300,000, which approximates cost, and leased them back over initial terms of twelve years. The residences were leased back at an initial annual lease rate of approximately $1,047,000. In addition the Company completed the sale of two Washington residences under sale and leaseback arrangements. The Company sold the residences for approximately $4,080,000, which approximate costs, and leased them back over an initial term of twenty years. The residences were leased back at an initial annual lease rate of approximately $343,000. The above transactions were completed with LTC Properties, Inc., the Chairman and President of which are members of the Board of Directors and Shareholders of the Company.

  In addition, the Company completed a lease agreement for one Oregon residence with an initial term of fifteen years at an initial annual rate of $208,200.

4. LONG-TERM DEBT

  During the quarter ended March 31, 1996, the Company closed three loans with the State of Oregon Housing and Community Service Department for $5,865,000. The loans, which bear interest at a rate of 7.375%, have terms of 30 years and monthly principal and interest payments of $40,510. The Company is also required to make deposits into an interest bearing account of $10,990 per month for insurance, real estate taxes and replacement reserves.

5. SUBSEQUENT EVENTS AND COMMITMENTS

  The Company has entered into agreements to sell and leaseback, once development has been completed, an additional three residences located in Washington for approximately $7.1 million. The leases will have fixed terms of twenty years with initial annual lease payments of $596,400. The Company anticipates these transactions will close by June 30, 1996.

  The Company completed the sale of eight Texas residences under sale and leaseback arrangements. The Company sold the residences for approximately $16.4 million, which approximates cost, and leased them back over terms ranging from twelve to fifteen years. The residences were leased back at an annual lease rate of approximately $1,773,700.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNEC-TION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITA-TION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITA-TION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   5
Use of Proceeds..........................................................  11
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Dilution.................................................................  12
Selected Financial Data..................................................  13
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  24
Management...............................................................  34
Certain Transactions.....................................................  39
Principal and Selling Stockholders and Management Ownership..............  40
Description of Capital Stock.............................................  41
Shares Eligible for Future Sale..........................................  42
Underwriting.............................................................  43
Legal Matters............................................................  44
Experts..................................................................  44
Available Information....................................................  45
Index to Financial Statements............................................ F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               1,800,000 SHARES


             [LOGO OF ASSISTED LIVING CONCEPTS, INC. APPEARS HERE]


                        ASSISTED LIVING CONCEPTS, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                          NATWEST SECURITIES LIMITED
                           DEAN WITTER REYNOLDS INC.
                               SMITH BARNEY INC.

                               JULY  , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

      SEC Registration Fee.............................................. $15,261
      NASD Fee..........................................................   4,926
      AMEX Listing Fee..................................................  10,000
      Printing and Engraving Expenses...................................  50,000
      Legal Fees and Expenses...........................................  25,000
      Accounting Fees and Expenses......................................  30,000
      Registrar and Transfer Agent Fees and Expenses....................   5,000
      Miscellaneous Expenses............................................  24,813
                                                                         -------
        Total........................................................... 165,000
                                                                         =======

  All of the costs identified above will be paid by the Company, except that the selling stockholders will pay their pro-rata share of the SEC registration fee ($1,105) and any incremental expenses incurred in connection with the sales of their shares.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Articles of Incorporation provide that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300. In addition, Nevada Revised Statutes 78.751 and Article III, Section 13 of the Company's Bylaws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees, and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to
Article III, Section 13 of the Company's Bylaws.

  In general, any officer, director, employee or agent shall be indemnified against expenses including attorneys' fees, fines, settlements, or judgments which were actually and reasonably incurred in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest. No indemnification will be made in respect of any claim, issue or matter as to which such person shall have adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  Any indemnification under the previous paragraphs, unless ordered by a court or advanced as provided in the succeeding paragraph, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding, (ii) if a majority vote of a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion or (iv) if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

  Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company as authorized by the By-Laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  The indemnification and advancement of expenses authorized in or ordered by a court as provided in the foregoing paragraphs does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court as described in the third preceding paragraph or for advancement of expenses made as described in the next preceding paragraph, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. If a claim for indemnification or payment of expenses under Article III, Section 13 of the By-Laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

  The Board of Directors may authorize, by a vote of a majority of a quorum of the Board of Directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article III, Section 13 of the By-Laws. The Board of Directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than those provided for in Article III,
Section 13 of the By-Laws.

  The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On August 15, 1995, the Company issued $20,000,000 aggregate principal amount of the Debentures in a private placement to certain institutional investors and individual accredited investors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 ------- ----------------------------------------------------------------------
  1.1    Form of Underwriting Agreement*
  2.1    Merger Agreement between the Company and CCL Sub, Inc. (Incorporated by reference to the same titled exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938).
  2.2    Agreement and Plan of Corporate Separation and Reorganization between
         Concepts in Community Living, Inc. and Keren Wilson (Incorporated by
         reference to the same titled exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938).
  2.3    Assignment, Bill of Sale, License, and Assumption Agreement between
         Concepts in Community Living, Inc. and CCL Sub, Inc. (Incorporated by
         reference to the same titled exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938).
  2.4    Purchase Agreement between the Company and Lincoln City Limited
         Partnership (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938).
  2.5    Letter Purchase Agreement between the Company and Madras Senior
         Residence, LRW partners, Keren Brown Wilson and Mr. Joseph Hughes
         (Incorporated by reference to the same titled exhibit to the Company's
         Registration Statement on Form S-1, File No. 33-83938).
  3.1    Articles of Incorporation of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on
         Form S-1, File No. 33-83938).
  3.2    Bylaws of the Company (Incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-1, File No.
         33-83938).
  4.1    Indenture, dated as of August 15, 1995, between the Company and Harris
         Trust and Savings Bank, as Trustee, in respect of the Company's 7.0%
         Convertible Subordinated Debentures due 2005 (Incorporated by
         reference to the same titled exhibit to the Company's Quarterly Report on
         Form 10-Q for the period ended September 30, 1995, File No. 1-83938).
  4.2    Form of 7.0% Convertible Subordinated Debentures due 2005
         (Incorporated by reference to the same titled exhibit to the Company's
         Quarterly Report on Form 10-Q for the period ended September 30, 1995,
         File No. 1-83938).
  4.3    Registration Rights Agreement dated August 2, 1995 between the Company and the initial purchasers of its 7.0% Convertible Subordinated
         Debentures due 2005 (Incorporated by reference to the same titled exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-83938).
  5.1    Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey.**
 10.1    Stock Option Plan of the Company incorporated by referenced exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938.
 10.2    Employment Agreement between the Company and Keren B. Wilson incorporated by referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.
 10.3    Employment Agreement between the Company and Stephen J. Toth incorporated by referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.
 10.4    Lease Agreement between the Company and Assisted Living Facilities,
         Inc. regarding Rackleff House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938.
 10.5    Lease Agreement between the Company and Assisted Living Facilities,
         Inc. regarding Juniper House incorporated by referenced exhibit to the
         Company's Registration Statement on Form S-1, File No. 33-83938.

 EXHIBIT
   NO.                           DESCRIPTION OF EXHIBIT
 ------- ----------------------------------------------------------------------
 10.6    Lease Agreement between the Company and Assisted Living Facilities,
         Inc. regarding Huffman House incorporated by referenced exhibit to the
         Company's Registration Statement on Form S-1, File No. 33-83938.
 10.7    Lease Agreement between the Company and Assisted Living Facilities,
         Inc. regarding Brookside House incorporated by referenced exhibit to the Company's Registration Statement on Form S-1, File No. 33-83938.
 10.8    Amendment to 1994 Stock Option Plan incorporated by reference to the same titled exhibit to the Company's Registration Statement on Form S-
         8, File No. 333-2352.
 23.1    Consent of Schreck, Jones, Bernhard, Woloson & Godfrey (included in
         Exhibit 5.1).
 23.2    Consent of Price Waterhouse LLP.
 23.3    Consent of KPMG Peat Marwick LLP.
 24.1    Power of Attorney.**

- --------
*  To be filed by amendment

** Previously filed

ITEM 17. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of his counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(b) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Portland, State of Oregon, as of the 19th day of June, 1996.

                                          ASSISTED LIVING CONCEPTS, INC.

                                          By: /s/ Keren B. Wilson
                                          _____________________________________
                                             Keren B. Wilson
                                             President and Chief Executive
                                             Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

             SIGNATURES                          TITLE             DATE
             ----------                          -----             ----
/s/  Keren B. Wilson                 Director, President and       June 19, 1996
____________________________________ Chief Executive Officer
   Keren B. Wilson                   (Principal Executive
                                     Officer)
/s/  Stephen Gordon                  Chief Administrative Officer  June 19, 1996
____________________________________ and Chief Financial Officer
   Stephen Gordon                    (Principal Financial and
                                     Accounting Officer)
                 *                   Director                      June 19, 1996
____________________________________
        William McBride III
                 *                   Director                      June 19, 1996
____________________________________
        Andre C. Dimitriadis
                 *                   Director                      June 19, 1996
____________________________________
          Richard C. Ladd
                 *                   Director                      June 19, 1996
____________________________________
         Bradley G. Razook

*By: /s/  Keren B. Wilson

_______________________________

      Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                             SEQUENTIAL
   NO.                     DESCRIPTION OF EXHIBIT                     PAGE NO.
 ------- ---------------------------------------------------------   ----------
  1.1    Form of Underwriting Agreement*
  2.1    Merger Agreement between the Company and CCL Sub, Inc.
         (Incorporated by reference to the same titled exhibit to
         the Company's Registration Statement on Form S-1, File
         No. 33-83938).
  2.2    Agreement and Plan of Corporate Separation and
         Reorganization between Concepts in Community Living, Inc.
         and Keren Wilson (Incorporated by reference to the same
         titled exhibit to the Company's Registration Statement on
         Form S-1, File No. 33-83938).
  2.3    Assignment, Bill of Sale, License, and Assumption
         Agreement between Concepts in Community Living, Inc. and
         CCL Sub, Inc. (Incorporated by reference to the same
         titled exhibit to the Company's Registration Statement on
         Form S-1, File No. 33-83938).
  2.4    Purchase Agreement between the Company and Lincoln City
         Limited Partnership (Incorporated by reference to the
         same titled exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938).
  2.5    Letter Purchase Agreement between the Company and Madras
         Senior Residence, LRW partners, Keren Brown Wilson and
         Mr. Joseph Hughes (Incorporated by reference to the same
         titled exhibit to the Company's Registration Statement on
         Form S-1, File No. 33-83938).
  3.1    Articles of Incorporation of the Company (Incorporated by
         reference to the same titled exhibit to the Company's
         Registration Statement on Form S-1, File No. 33-83938).
  3.2    Bylaws of the Company (Incorporated by reference to the
         same titled exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938).
  4.1    Indenture, dated as of August 15, 1995, between the
         Company and Harris Trust and Savings Bank, as Trustee, in
         respect of the Company's 7.0% Convertible Subordinated
         Debentures due 2005 (Incorporated by reference to the
         same titled exhibit to the Company's Quarterly Report on
         Form 10-Q for the period ended September 30, 1995, File
         No. 1-83938).
  4.2    Form of 7.0% Convertible Subordinated Debentures due 2005
         (Incorporated by reference to the same titled exhibit to
         the Company's Quarterly Report on Form 10-Q for the
         period ended September 30, 1995, File No. 1-83938).
  4.3    Registration Rights Agreement dated August 2, 1995
         between the Company and the initial purchasers of its
         7.0% Convertible Subordinated Debentures due 2005
         (Incorporated by reference to the same titled exhibit to
         the Company's Quarterly Report on Form 10-Q for the
         period ended September 30, 1995, File No. 1-83938).
  5.1    Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey.**
 10.1    Stock Option Plan of the Company incorporated by
         referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.
 10.2    Employment Agreement between the Company and Keren B.
         Wilson incorporated by referenced exhibit to the
         Company's Registration Statement on Form S-1, File
         No. 33-83938.
 10.3    Employment Agreement between the Company and Stephen J.
         Toth incorporated by referenced exhibit to the Company's
         Registration Statement on Form S-1, File
         No. 33-83938.
 10.4    Lease Agreement between the Company and Assisted Living
         Facilities, Inc. regarding Rackleff House incorporated by
         referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.

 EXHIBIT                                                            SEQUENTIAL
   NO.                    DESCRIPTION OF EXHIBIT                     PAGE NO.
 ------- --------------------------------------------------------   ----------
 10.5    Lease Agreement between the Company and Assisted Living
         Facilities, Inc. regarding Juniper House incorporated by
         referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.
 10.6    Lease Agreement between the Company and Assisted Living
         Facilities, Inc. regarding Huffman House incorporated by
         referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.
 10.7    Lease Agreement between the Company and Assisted Living
         Facilities, Inc. regarding Brookside House incorporated
         by referenced exhibit to the Company's Registration
         Statement on Form S-1, File No. 33-83938.
 10.8    Amendment to 1994 Stock Option Plan incorporated by
         reference to the same titled exhibit to the Company's
         Registration Statement on Form S-8, File No. 333-2352.
 23.1    Consent of Schreck, Jones, Bernhard, Woloson & Godfrey
         (included in Exhibit 5.1).**
 23.2    Consent of Price Waterhouse LLP.
 23.3    Consent of KPMG Peat Marwick LLP.
 24.1    Power of Attorney.**

- --------

*  To be filed by amendment

** Previously filed